UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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Carriage Services, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
April 9, 2014
Dear Stockholder:
I am pleased to invite you to the 2014 Annual Meeting of Stockholders of Carriage Services, Inc. (“Carriage”). The Annual Meeting will be held at the Lakes on Post Oak Conference Center, 3050 Post Oak Boulevard, 2nd Floor, Houston, Texas 77056, on Wednesday, May 21, 2014, at 9:00 a.m., Central Daylight Time. Whether or not you plan to attend the Annual Meeting, I ask that you participate by completing the enclosed proxy card and returning it at your earliest convenience.
At the Annual Meeting, you and our other stockholders will be asked to elect two Class III directors to Carriage’s Board of Directors, to hold an advisory vote to approve Carriage’s named executive officer compensation and to ratify the appointment of Carriage’s independent registered public accounting firm. You will also have the opportunity to hear what has happened in Carriage’s business during the past year and to ask questions. I encourage you to read the enclosed Notice of Annual Meeting and Proxy Statement, which contains information about our Board of Directors and its committees and our executive management team.
We hope you can join us on May 21st. Whether or not you can attend personally, it is important that your shares are represented at the Annual Meeting. Please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.
Sincerely,
MELVIN C. PAYNE
Chairman of the Board
and Chief Executive Officer

CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 21, 2014

Carriage Services, Inc. (“Carriage”) will hold its Annual Meeting of Stockholders (“Annual Meeting”) at the Lakes on Post Oak Conference Center, 3050 Post Oak Boulevard, 2nd Floor, Houston, Texas 77056, on Wednesday, May 21, 2014, at 9:00 a.m., Central Daylight Time.
Carriage is holding the Annual Meeting to:

•	elect two Class III directors to serve for a three-year term expiring at the annual meeting of stockholders in 2017 and until the successors are elected and qualified;

•	hold an advisory vote to approve Carriage’s named executive officer compensation;

•	ratify the appointment of Grant Thornton LLP as Carriage’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Carriage’s Board of Directors has selected March 26, 2014 as the record date for determining stockholders entitled to vote at the Annual Meeting. A list of stockholders as of that date will be available for inspection by stockholders for any purpose germane to the meeting during normal business hours at Carriage’s corporate headquarters, which is located at 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, at least 10 days before the Annual Meeting.
You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you attend the Annual Meeting, and wish to do so, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.
By Order of the Board of Directors,

L. William Heiligbrodt
Executive Vice President and Secretary
Houston, Texas
April 9, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, MAY 21, 2014
The Notice of Annual Meeting of Stockholders, the Proxy Statement and the 2013 Annual Report to Stockholders are available at www.carriageservices.com.

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CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056

PROXY STATEMENT

This Proxy Statement (this “Proxy Statement”) is being furnished to you by the Board of Directors (our “Board”) of Carriage Services, Inc. (“Carriage,” “we,” “us” or “our”) for use at our 2014 Annual Meeting of Stockholders (our “Annual Meeting”).
2014 Annual Meeting Date and Location
Our Annual Meeting will be held at the Lakes on Post Oak Conference Center, 3050 Post Oak Boulevard, 2nd Floor, Houston, Texas 77056, on Wednesday, May 21, 2014, at 9:00 a.m., Central Daylight Time.
About Our Annual Meeting
Why am I receiving these proxy materials?
Our Board is soliciting your proxy to vote at our Annual Meeting because you owned shares of our common stock (“Common Stock”) at the close of business on March 26, 2014, the record date for our Annual Meeting (the “Record Date”), and are therefore entitled to vote at our Annual Meeting.
This Proxy Statement, along with a proxy card, is being mailed to our stockholders on or about April 14, 2014. We have also made these materials available to you free of charge on the Internet. This Proxy Statement summarizes the information that you need to know in order to cast your vote at our Annual Meeting. As a stockholder, your vote is very important and our Board strongly encourages you to exercise your right to vote. You do not need to attend our Annual Meeting in person to vote your shares. Whether or not you plan to attend our Annual Meeting, we encourage you to vote your shares by completing, signing, dating and returning the enclosed proxy card in the envelope provided. See “About Our Annual Meeting–How do I vote my shares?” below.
What is the purpose of our Annual Meeting?
At our Annual Meeting, as a stockholder, you will be asked:

•	to re-elect David J. DeCarlo and elect Donald D. Patteson, Jr. to our Board as Class III directors;

•	to approve, on an advisory basis, our named executive officer compensation;

•	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
In addition, you will have the opportunity to hear what has happened in Carriage’s business during the past year and our executive officers will respond to appropriate questions.
Who is entitled to vote at the meeting?
Only our stockholders as of the close of business on the Record Date are entitled to receive notice of our Annual Meeting and to vote at our Annual Meeting. On March 26, 2014, we had 18,468,049 shares of Common Stock issued and outstanding and entitled to vote at our Annual Meeting.
How many votes can I cast?
You are entitled to one vote for each share of Common Stock you owned on the Record Date on all matters presented at our Annual Meeting.
Is my vote important?
Your vote is important regardless of how many shares of Common Stock you own. Please take the time to vote. Please read the instructions below, choose the way to vote that is easiest and most convenient to you and cast your vote as soon as possible.

What is the difference between a stockholder of record and a “street name” holder?
Most stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

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Stockholder of Record. If your shares are registered directly in your name with the American Stock Transfer & Trust Company, our transfer agent, you are considered, with respect to those shares, to be the stockholder of record, and you have the right to grant your voting proxy directly or to vote in person at our Annual Meeting.

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Street Name Stockholder. If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares and are also invited to attend our Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at our Annual Meeting unless you obtain a legal proxy from the record holder prior to attending our Annual Meeting giving you the right to vote the shares. In order to vote your shares, you will need to follow the directions your bank, broker or other nominee provides to you.

How do I vote my shares?
Stockholders of Record. Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

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By Mail. To vote by proxy by mail, you should mark, sign, date and mail the enclosed proxy card in the prepaid envelope provided. The shares you own will be voted according to the instructions on the proxy card that you provide. If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of each of the Class III director nominees and FOR the other proposals described in this Proxy Statement.

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In Person. If you attend our Annual Meeting, you may vote by delivering your completed proxy card in person or by completing a ballot, which will be available at our Annual Meeting. Attending our Annual Meeting without delivering your completed proxy card or completing a ballot will not count as a vote. Submitting a proxy prior to our Annual Meeting will not prevent you from attending our Annual Meeting and voting in person.

Street Name Stockholder. Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

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By Mail. You may indicate your vote by completing, signing and dating your voting instruction card or other information forwarded by your bank, broker or other nominee and returning it to such party in the manner specified in such materials.

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By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your bank, broker or other nominee to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the voting instruction form or other information provided by the record holder.

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In Person with a Proxy from the Record Holder. You may vote in person at our Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by the record holder to determine how to obtain a legal proxy in order to vote in person at our Annual Meeting.

Can I revoke my proxy?
Yes, if you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

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submitting written notice of revocation to our principal executive offices, which are located at 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, Attn: Corporate Secretary no later than May 20, 2014;

•	submitting a later dated proxy with new voting instructions by mail; or

•	attending our Annual Meeting and voting your shares in person.
If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other nominee in accordance with such entity’s procedures.

What is the effect of broker non-votes and what vote is required to approve each proposal?
If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you do not instruct your bank, broker or other nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (the “NYSE”).
There are also non-discretionary matters for which banks, brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a bank, broker or other nominee does not have discretion to vote on a particular matter and you have not given timely instructions on how the bank, broker or other nominee should vote your shares, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.
Abstentions occur when stockholders are present at our Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions will have no effect on the election of directors but will have the effect of a vote against the other proposals being considered at the meeting.
If your shares are held in street name and you do not give voting instructions, pursuant to NYSE Rule 452, the record holder will not be permitted to vote your shares with respect to Proposal 1 (Election of Class III Directors) or Proposal 2 (Advisory Vote to Approve Named Executive Officer Compensation), and your shares will be considered “broker non-votes” with respect to these proposals. If your shares are held in street name and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 3 (Ratification of the Appointment of Grant Thornton LLP) in the discretion of the record holder.

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Proposal 1 (Election of Class III Directors): To be elected, each director nominee must receive the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote on the proposal. This means that the director nominees with the most votes will be elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will have no effect on the outcome of the vote for directors.

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Proposal 2 (Advisory Vote to Approve Named Officer Executive Compensation): Approval of this proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal. While this vote is required by law, it will neither be binding on us, our Board or our Compensation Committee, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us, our Board or our Compensation Committee. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

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Proposal 3 (Ratification of the Appointment of Grant Thornton LLP): Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” this proposal.

Our Board has appointed Melvin C. Payne, our Chief Executive Officer and Chairman of the Board, and L. William Heiligbrodt, our Executive Vice President and Secretary, as the management proxy holders for our Annual Meeting. For stockholders who have their shares voted by duly submitting a proxy by mail, or in person at our Annual Meeting, the management proxy holders will vote all shares represented by such valid proxies as our Board recommends, unless a stockholder appropriately specifies otherwise.
Our Board recommends that you vote:

•	FOR the election of the two Class III director nominees;

•	FOR the approval, on an advisory basis, of our named executive officer compensation; and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

What is a quorum?
A quorum is the presence at our Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on a matter at our Annual Meeting. There must be a quorum for our Annual Meeting to be held. If a quorum is not present, our Annual Meeting may be adjourned or postponed from time to time until a quorum is reached. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at our Annual Meeting.
Who will bear the cost of soliciting votes for our Annual Meeting?
We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to our stockholders in connection with our Annual Meeting. In addition to this solicitation by mail, certain directors, officers and employees may also solicit proxies on our behalf by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our Common Stock.
Where can I find the voting results?
We will report the voting results in a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) within four business days of our Annual Meeting.
May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?
You may submit proposals for consideration at future annual meetings. See “Stockholder Proposals for the 2015 Annual Meeting” for information regarding the submission of stockholder proposals at next year’s annual meeting.
How do I get directions to the Annual Meeting?
For directions to the Annual Meeting, please contact our Corporate Secretary at (713) 332-8400.

CORPORATE GOVERNANCE
General
We are committed to integrity, reliability and transparency in our disclosures to the public. To evidence this commitment, our Board has adopted charters for its committees, Corporate Governance Guidelines and a Code of Business Conduct and Ethics. These documents provide the framework for our corporate governance. A complete copy of the current version of each of these documents is accessible through our website at www.carriageservices.com or you may receive copies free of charge by writing to us at Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, Attn: Investor Relations. Our Board regularly reviews corporate governance developments and modifies our governance documents as it deems appropriate.
Independence
Our Corporate Governance Guidelines require that our Board composition comply with the NYSE listing standards, including the requirement that a majority of our Board consist of independent directors. Our Board has affirmatively determined that Messrs. Fingerhut, Patteson and Scott do not have a material relationship with Carriage and, therefore, are “independent” as defined under the NYSE’s listing standards.
Mr. Payne is not independent because he is an employee of the Company and currently serves as the Chief Executive Officer and Chairman of our Board. Mr. DeCarlo is not independent because he is an employee of the Company and currently serves as President and Vice Chairman of our Board. Mr. Heiligbrodt is not independent because he is an employee of the Company and currently serves as our Executive Vice President and Secretary.
Board Leadership Structure and Executive Sessions
On March 3, 2014, L. William Heiligbrodt resigned from the Board. Mr. Heiligbrodt has served as the Vice Chairman of the Board, Executive Vice President and Secretary of the Company since September 2011 and served as a non-employee director of the Company from February 2009 to September 2011. Mr. Heiligbrodt will continue to serve as the Executive Vice President and Secretary of the Company. David J. DeCarlo was appointed Vice Chairman of the Board and President of the Company effective March 3, 2014. Mr. DeCarlo has served as a non-employee director of the Company since September 2011.
Our Board adheres to a flexible approach on the question of whether to separate or combine the roles of Chairman and Chief Executive Officer. Our Board believes that these are matters that should be discussed and determined by our Board from time to time and that they depend upon the current performance of Carriage and the experience, knowledge and temperament of our Chief Executive Officer. Currently, our Board has combined the roles of Chairman and Chief Executive Officer in Mr. Payne. Our Board currently is of the view that it is in the best interest of Carriage and its stockholders for our Chief Executive Officer also to serve as the Chairman of our Board. Our Board believes this arrangement permits a clear, unified strategic vision for Carriage that ensures alignment between our Board and management, provides clear leadership for Carriage and helps ensure accountability for our performance.
Our Board’s goal is to achieve the optimal model for effective oversight of our management. It believes that there is no single, generally accepted approach to providing Board leadership, and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, given the dynamic and competitive environment in which Carriage operates, the right Board leadership structure may vary as circumstances warrant.
Our Board believes that its current leadership structure provides independent Board leadership and engagement while deriving the benefit of having our Chief Executive Officer also serve as Chairman of our Board. As the individual with primary responsibility for managing our day-to-day operations and with in-depth knowledge and understanding of Carriage, our Board believes that Mr. Payne is best positioned to lead our Board through reviews of key business and strategic issues. Having an independent Lead Director (as discussed in more detail below) provides independent oversight of management, including risk oversight, while avoiding the risk of confusion regarding our Board’s oversight responsibilities and the day-to-day management of business operations.
Our corporate governance practices have provided balance and accountability to the unified role of Chairman and Chief Executive Officer. This is evidenced by a majority of experienced, independent directors, including a Lead Director with responsibilities on behalf of the independent directors, key Board committees comprised entirely of independent directors, and strong and effective governance principles.

In accordance with our Corporate Governance Guidelines, our independent directors meet in executive session at least quarterly, outside of the presence of management directors or other members of management, both with the independent auditors and then without anyone else present. In connection with our Corporate Governance Guidelines, our Board established the position of Lead Director, who is required to be qualified as independent and appointed by a majority of the independent directors. The Lead Director’s role is to facilitate the functioning of our Board independently of management and to enhance the quality of our Board’s governance. The Lead Director presides at the executive sessions of the independent directors. David J. DeCarlo was our Lead Director in 2013 through March 3, 2014. Richard W. Scott currently serves as our Lead Director.
Board’s Oversight of Risk
Our Board is responsible for overseeing our company’s management of risk. Our Board strives to effectively oversee our company’s enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our company for the benefit of our stockholders. Our Board understands that its focus on effective risk oversight is critical to setting Carriage’s tone and culture towards effective risk management. To administer its oversight function, our Board seeks to understand Carriage’s risk philosophy by having discussions with management to establish a mutual understanding of Carriage’s overall appetite for risk. Our Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages our most significant risk exposures. Our Board expects frequent updates from management about Carriage’s most significant risks so as to enable it to evaluate whether management is responding appropriately.
Our Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our Audit Committee periodically discusses with management Carriage’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Our Compensation Committee helps our Board to identify our exposure to any risks potentially created by our compensation programs and practices. (For additional information about the relationship of our compensation policies and practices to risk management, please see “Executive Compensation Policies and Practices as they Relate to Our Risk Management.”) Our Corporate Governance Committee oversees risks relating to our corporate compliance programs and assists our Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these committees is required to make regular reports of its actions and any recommendations to our Board, including recommendations to assist our Board with its overall risk oversight function. During each regularly scheduled Board meeting each year, the full Board also reviews our company’s long-term strategic plans for a particular division and the principal issues, including foreseeable risks that division expects to face in the future.
We believe that the oversight function of our Board and its committees combined with its active dialogue with management about effective risk management provides our company with the appropriate framework to help ensure effective risk oversight.
Director Nomination Process
Our Corporate Governance Committee is responsible for reviewing the requisite skills and characteristics of new Board members as well as the composition of our Board as a whole. Nominees for directorship are selected by our Corporate Governance Committee in accordance with the policies and principles in the charter of our Corporate Governance Committee, a copy of which is available free of charge on our website at www.carriageservices.com. Our Corporate Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrates an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and has a reputation for ethical conduct. Nominees for director will include individuals who, taking into account their diversity, age, skills, and experience in the context of the needs of our Board, as well as other relevant factors such as conflicts of interest and other commitments, would enhance our Board’s ability to manage and direct our affairs and business. No director may serve on more than five other public company boards or on the audit committee for more than two other public companies. We have not established term limits as we do not wish to risk losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and operations. However, we have determined that no director may be nominated to a new term if he or she would be age 75 or older at the time of the election. Although we do not have a formal policy on board diversity, when considering board candidates, our Corporate Governance Committee strives to achieve a balance of knowledge, experience, and perspective such that our Board reflects a diversity of backgrounds and experiences.
Our Corporate Governance Committee identifies candidates by asking our current directors and executive officers to notify our Corporate Governance Committee if they become aware of individuals who meet the criteria described above. Our Corporate Governance Committee also has the authority to engage firms that specialize in identifying director candidates. Our Corporate Governance Committee will also consider candidates recommended by stockholders in the same manner in which our Corporate Governance Committee considers candidates identified by the committee. A stockholder may recommend nominees for director by giving our Corporate Secretary a written notice not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. For our 2015 Annual Meeting of Stockholders, the deadline will be February 20, 2015, based upon this year's meeting occurring on May 21st. The notice must include the name and address of the stockholder giving notice and the number of shares of Common Stock beneficially owned by the stockholder. The notice must also include the full name, age, business address, principal occupation or employment of the nominee, the number of shares of Common Stock that the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and the nominee's written consent to the nomination and to serve, if elected. Please see “Stockholder Proposals for the 2014 Annual Meeting.”
Once our Corporate Governance Committee has identified a potential candidate, it collects and reviews available information regarding the individual, and if our Corporate Governance Committee determines that the candidate warrants further consideration, our Corporate Governance Committee Chair, or another Committee member, will contact the person. Generally, if the individual expresses a willingness to be considered for election to our Board, our Corporate Governance Committee will request information from the candidate, review the individual’s qualifications, and conduct one or more interviews with the candidate. When our Corporate Governance Committee has completed this process, it tenders its recommendation to our full Board for consideration.
No third party search firm was engaged in 2013.
Board’s Interaction with Stockholders
Our Chief Executive Officer and other corporate officers are responsible for establishing effective communication with our stockholders. It is our policy that management speaks for Carriage. This policy does not preclude independent directors from meeting with stockholders, but where appropriate, management should be present at such meetings.
Stockholders and other interested parties may contact any member of our Board or any of its committees via U.S. mail, by addressing any correspondence to our Board, the applicable committee, the independent directors as a group or any individual director by either name or title, in care of Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056; Attn: Corporate Secretary. In the case of communications addressed to the independent directors, our Corporate Secretary will send appropriate stockholder communications to the Lead Director. In the case of communications addressed to a committee of our Board, our Corporate Secretary will send appropriate stockholder communications to the Chairman of such committee.
Annual Evaluations; Succession Planning
We have an annual process for our Board and each committee to perform self-evaluations. These are conducted through written questionnaires compiled on a confidential basis by the Chairman of our Corporate Governance Committee with summary results presented to our full Board annually. In addition, our Compensation Committee performs an annual evaluation of our Chief Executive Officer’s performance.
As part of our long-range planning, our Corporate Governance Committee is charged with evaluating the succession of our Chief Executive Officer, both in the event of an emergency and upon retirement.
Business Conduct and Ethics
Our Code of Business Conduct and Ethics requires all of our directors, officers and employees to adhere to certain basic principles to uphold our mission to be the most professional, ethical and highest quality service organization in the deathcare industry. Our code requires them to comply with the law, avoid conflicts of interest, compete fairly and honestly, maintain a safe and healthy work environment, and preserve our assets. We do not presently believe that there will be any occasion requiring any changes in or waivers under the code, for the benefit of our senior financial officers, but in the event of exceptional circumstances in which such a change or waiver becomes necessary, it would require Board approval and, where appropriate, prompt public disclosure. Our code includes specific compliance procedures and a mechanism for reporting violations through our Human Resources Department. A copy of our Code of Business Conduct and Ethics is available free of charge on our website at www.carriageservices.com.

Organization and Committees of Our Board
During 2013, our Board met four times and acted by unanimous written consent ten additional times. Each of the directors attended all of the meetings of our Board. During 2013, our Board had, and appointed the members of, Compensation, Audit, Corporate Governance and Executive Committees, identified in the table below. The functions of each committee, and the number of meetings held during 2013, are described below. Refer to the "Recent Events" in this section below for changes and status of Committees as of the Record Date.

Director	Compensation	Audit	Corporate Governance	Executive
Melvin C. Payne(*)				X
L. William Heiligbrodt(**)				Chairman
David J. DeCarlo(I) (***)	Chairman	X	X	X
Barry K. Fingerhut(I)	X	X	X
Donald D. Patteson, Jr.(I)	X	Chairman	X
Richard W. Scott(I)	X	X	Chairman

(*)	Chairman of our Board, Chief Executive Officer and Director.
(**)	Vice Chairman, Executive Vice President, Secretary and Director.
(***)	On March 6, 2013, David J. Decarlo was appointed as the Chairman of the Executive Committee by the Board.
(I)	Independent Director.

Compensation Committee. Pursuant to the charter of our Compensation Committee, the purposes of our Compensation Committee are to:

•	review, evaluate and approve our officer compensation plans, policies and programs;

•	recommend to our Board director compensation plans, policies and programs;

•	produce the Compensation Committee Report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders;

•	otherwise discharge our Board’s responsibilities relating to compensation of our officers and directors, including approval of grants to officers and employees under our stock incentive plans; and

•	perform such other functions as our Board may assign from time to time.
In connection with these purposes, our Board has charged our Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers. In general, executive compensation matters are presented to our Compensation Committee or raised with our Compensation Committee in one of the following ways: (1) at the request of our Compensation Committee Chairman or two or more members of the Compensation Committee or two members of our Board, (2) in accordance with our Compensation Committee’s agenda, which is reviewed by our Compensation Committee members and other directors on an annual basis, (3) by our Chief Executive Officer or (4) by our Compensation Committee’s outside compensation consultant, if a consultant is engaged by our Compensation Committee.
Our Compensation Committee makes all final decisions regarding executive officer compensation. Mr. Payne’s role as our Chairman of the Board and Chief Executive Officer in determining executive compensation is to make recommendations on compensation decisions for those other than himself based on the individual performance of each executive officer and our overall performance. Management’s role in determining executive compensation includes:

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developing, summarizing and presenting information and analysis to enable our Compensation Committee to execute its responsibilities, as well as addressing specific requests for information from our Compensation Committee;

•	attending our Compensation Committee’s meetings as requested in order to provide information, respond to questions and otherwise assist our Compensation Committee;

•	developing individual executive officer bonus plans for consideration by our Compensation Committee and reporting to our Compensation Committee regarding achievement against the bonus plans; and

•	preparing stock award recommendations for our Compensation Committee’s approval.
Pursuant to its charter, our Compensation Committee has authority to, in its sole discretion, to retain and determine funding for independent legal counsel, as well as other experts and advisors, including the authority to retain, approve the fees payable to, amend the engagement with and terminate any compensation consultant to be used in the evaluation of the compensation of our executive officers and directors as it deems necessary or appropriate to fulfill its responsibilities.
In connection with its 2013 engagement of Pearl Meyer & Partners, LLC., the Compensation Committee assessed the independence of Pearl Meyer & Partners, LLC. pursuant to applicable SEC and NYSE rules and concluded that Pearl Meyer & Partners, LLC.’s work for the Compensation Committee does not raise any conflict of interest.
To the extent permitted by applicable law, our Compensation Committee may delegate some or all of its authority under its charter to its chairman, any one of its members or any subcommittees it may form when it deems such action appropriate.
In 2013, our Compensation Committee met four times and acted by unanimous written consent five additional times. Each member of our Compensation Committee was present at all meetings. Our Compensation Committee is governed by the Compensation Committee Charter, which is available free of charge on our website at www.carriageservices.com.
All members of our Compensation Committee meet the heightened standards of independence with respect to compensation committee members in the NYSE's listing standards and applicable SEC rules.
Audit Committee. Pursuant to the charter of our Audit Committee, the purposes of our Audit Committee are to:

•	assist our Board in fulfilling its oversight responsibilities regarding the:

◦	integrity of our financial statements;

◦
qualifications and independence of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other review or attestation services for Carriage;

◦	performance of our internal audit function and independent auditors;

◦	compliance by Carriage with legal and regulatory requirements;

•	annually prepare the Audit Committee Report for inclusion in our proxy statement for our annual meeting of stockholders; and

•	perform such other functions as our Board may assign to our Audit Committee from time to time.
In connection with these purposes, our Audit Committee annually selects, engages and evaluates the performance and ongoing qualifications of, and determines the compensation for, our independent registered public accounting firm, reviews our annual and quarterly financial statements and confirms the independence of our independent registered public accounting firm. Our Audit Committee also meets with our management and external registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and significant internal policies. While our Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of our Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate or to determine that such statements are in accordance with accounting principles generally accepted in the United States and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of our Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.
Our Audit Committee met six times during 2013. Each member of our Audit Committee was present at all meetings. See “Audit Committee Report” below for additional information regarding our Audit Committee. Our Audit Committee is governed by the Audit Committee Charter, which is available free of charge on our website at www.carriageservices.com.
All members of our Audit Committee are independent as that term is defined in the NYSE’s listing standards and by Rule 10A-3 promulgated under the Exchange Act. Our Board has determined that each member of our Audit Committee is financially literate and that Mr. Patteson has the necessary accounting and financial expertise to serve as Chairman. Our Board has also determined that Mr. Patteson is an “audit committee financial expert” following a determination that he met the criteria for such designation under the SEC’s rules and regulations. For information regarding Mr. Patteson’s business experience, please read “Proposal No. 1: Election of Directors.”
Corporate Governance Committee. Pursuant to the charter of our Corporate Governance Committee, the purposes of our Corporate Governance Committee are to:

•	assist our Board by identifying individuals qualified to become Board members, and to recommend to our Board the director nominees for the next annual meeting of stockholders;

•	recommend to our Board the Corporate Governance Guidelines applicable to Carriage;

•	lead our Board in its annual review of the performance of our Board and its committees and of our senior management;

•	recommend to our Board director nominees for each committee; and

•	perform such other functions as our Board may assign to our Corporate Governance Committee from time to time.
Our Corporate Governance Committee met once in 2013 and acted by unanimous written consent two additional times. All committee members were present at such meeting.
Executive Committee. Our Executive Committee acts on behalf of our Board in between meetings of our Board, assures coordination of activity among the various committees of our Board, and serves as a sounding board for the Chairman of the Board in the overall management of the business and affairs of Carriage. Our Executive Committee met two times in 2013 and acted by unanimous written consent four additional times. All committee members were present at each meeting except Melvin C. Payne was not present for the meeting held on September 12, 2013. As discussed in “Recent Events” in this section below, the Executive Committee was dissolved as of March 3, 2014. Due to the relatively small size of our Board, the need for an Executive Committee as a liaison to the Board was deemed unnecessary.
Attendance at Annual Stockholder Meetings
Each of our directors is expected to devote sufficient time and attention to his duties and to attend all Board, committee and stockholders’ meetings. Although we do not have a formal policy requiring them to do so, we encourage our directors to attend the annual meeting of stockholders and expect that they will do so. All of our then current directors attended the 2013 Annual Meeting of Stockholders.

Recent Events
On March 3, 2014, David J. DeCarlo joined our executive leadership team as President and Vice Chairman of the Board. Mr. DeCarlo will lead Strategic and Corporate Development, Supply and Project Development and Operations Support including Information Technology and Human Resources. L. William Heiligbrodt is now our Executive Vice President and Secretary and has resigned from the Board. Mr. Heiligbrodt will lead Treasury and Finance, Accounting and Reporting, Legal and Investor Relations. Additionally, the Executive Committee was dissolved as of March 3, 2014. Due to the relatively small size of our Board, the need for an Executive Committee as a liaison to the Board was deemed unnecessary.
The current members of each committee as of the Record Date are identified in the following table:

Director	Compensation	Audit	Corporate Governance
Melvin C. Payne(*)
David J. DeCarlo(**)
Barry K. Fingerhut(I)	X	X	Chairman
Donald D. Patteson, Jr.(I)	X	Chairman	X
Richard W. Scott(I)	Chairman	X	X

(*)	Chairman of our Board, Chief Executive Officer and Director.
(**)	Vice Chairman, President and Director.
(I)	Independent Director.
DIRECTOR COMPENSATION
General
We compensate our directors through cash payments, including retainers and meeting attendance fees, and through stock-based awards. Our Director Compensation Policy provides that any new director will receive, upon appointment to our Board, a grant of $100,000 in shares of our Common Stock. Common Stock grants are issued under our Second Amended and Restated 2006 Long-Term Incentive Plan.
Our Director Compensation Policy provides for the following cash payments, including retainers and meeting attendance fees, and stock-based awards: (a) the chairman of our Audit Committee is entitled to a retainer of $17,500 and the chairman of each of the Compensation, Corporate Governance and Executive Committees is entitled to an annual cash retainer of $15,000; (b) the Lead Director of our Board is entitled to an annual cash retainer of $115,000; and (c) each independent director of our Board is entitled to an annual cash retainer of $40,000 paid on a quarterly basis and an annual equity retainer of $75,000 payable in shares of Common Stock. Additionally, each independent director is entitled to $2,000 for each regular or special meeting of the full Board, our Audit Committee and the Executive Committee attended in person or by phone. Members of the other committees and their chairmen receive $1,600 for each committee meeting held in person or by phone that such director attends.
In addition to the annual compensation paid to our Directors, as described above, in August 2012, the Compensation Committee granted special performance-based stock awards (“PBS Awards”) to each of our outside directors along with the Named Executive Officers and certain other employees. The PBS Awards were intended to further align the interests of these directors with the interests of our stockholders by rewarding them for their contributions toward transforming Carriage from a “good” deathcare operating and consolidation company to a “great” high-performance service and sales company.  To the extent vested, each PBS Award represented the right to receive a specified number of shares of our Common Stock, subject to the grantee's payment, with respect to each share of Common Stock subject to such PBS Award, of an amount equal to the greater of (a) the then-current market price per share of our Common Stock on the date such PBS Award was granted plus $0.50 or (b) $9.00.  Each PBS Award would have vested if on or before the fifth anniversary of the applicable grant date, the closing price of our Common Stock was greater than or equal to $21.50 on any three days, whether or not consecutive, within a period of 30 consecutive calendar days, subject to the grantee's continuous employment or service relationship with us through such date (the “Price Vesting Date”). However, if the Price Vesting Date occurred prior to the first anniversary of the grant date, then each PBS Award would not vest until the first anniversary of such grant date, subject to the grantee's continued employment or service relationship with us through the first anniversary of the applicable grant date.

During 2014, our outside Directors received the following cash out payments with respect to the termination of their Awards:

Name	PBS Award Size (in shares)	Cash Out Payment(1)
David J. DeCarlo	80,000	$800,000
Barry K. Fingerhut	80,000	$800,000
Donald D. Patteson, Jr.	80,000	$800,000
Richard W. Scott	80,000	$800,000

(1)
On January 3, 2014, the Company offered its employees (including its Named Executive Officers) and directors who held outstanding PBS Awards an opportunity to surrender their PBS Awards to the Company in exchange for cash payments equal to the product of (i) the difference between (x) $19.00 and (y) the applicable purchase price under their PBS Awards and (ii) the number of shares of the Company’s common stock subject to their PBS Awards (the “Cash Out Payments”). All outstanding PBS Awards have been surrendered to the Company and canceled. All holders of these PBS Awards surrendered their shares in exchange for cash out payments of approximately $16.1 million of which $3.2 million was paid to our Directors, or $10.00 per PBS Award.

Under our Director Compensation Policy, the annual cash retainers for each committee chairman and the annual equity retainer are paid on the date of our annual meeting of stockholders.
2013 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards	Total
David J. DeCarlo(2)	$215,400	$75,000(1)	$290,400
Barry K. Fingerhut	$66,400	$75,000(1)	$141,400
Donald D. Patteson, Jr.	$83,900	$75,000(1)	$158,900
Richard W. Scott	$81,400	$75,000(1)	$156,400

(1)
On May 22, 2013, Messrs. DeCarlo, Fingerhut, Patteson and Scott each received an annual equity grant of $75,000 in shares of fully-vested Common Stock, resulting in 4,482 shares granted to each individual, based upon a closing price of $16.73 on such date. Amounts reported with respect to these awards reflect the grant date fair value, calculated in accordance with FASB ASC Topic 718. As of December 31, 2013, Messrs. DeCarlo, Patteson and Scott had no shares of unvested restricted stock and 80,000 PBS Awards unvested and outstanding each, Mr. Fingerhut had 4,209 shares of restricted stock and 80,000 PBS Awards unvested and outstanding.

(2)
On March 3, 2014, David J. DeCarlo joined our executive leadership team as President and Vice Chairman of the Board and will no longer receive payments and awards under our Director Compensation Policy.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
We currently have five directors on our Board who each serve staggered three-year terms. At our Annual Meeting, the stockholders will elect two individuals to serve as Class III directors for a new three-year term expiring on the date of the 2017 annual meeting and until the successors are duly elected and qualified.
Our Corporate Governance Committee has recommended that we nominate David J. DeCarlo for re-election and Donald D. Patteson, Jr. for election at our Annual Meeting to serve as Class III directors for a three-year term. Proxies may be voted for each of the Class III directors. The biography descriptions for Mr. DeCarlo and Mr. Patteson are included below.
Our Board unanimously recommends that you vote “FOR” the election of each of the Class III director nominees.
You may not cumulate your votes in the election of the Class III directors. You may withhold authority to vote for any of the nominees for director. If a nominee becomes unable to serve as a director before our Annual Meeting (or decides not to serve), the individuals named as proxies will vote, in accordance with instructions provided, FOR such other nominee as we may designate as a replacement or substitute, or our Board may reduce the size of the Board to eliminate the vacancy.
The following table sets forth the name, age and title of the persons who have been nominated for election as Class III directors and our other current directors.

Name	Age	Positions and Officers with Carriage, Director Since
Continuing Class III Directors
(If elected, term expires at 2017 Annual Meeting)
David J. DeCarlo	68	Director, 2011; President and Vice Chairman, 2014
Donald D. Patteson, Jr.	68	Director, 2011

Class I Directors
(Term expires at 2015 Annual Meeting)
Melvin C. Payne	71	Chairman of the Board, Chief Executive Officer and Director, 1991
Richard W. Scott	60	Director, 2009

Class II Director
(Term expiring at 2016 Annual Meeting)
Barry K. Fingerhut	68	Director, 2012
On March 3, 2014, L. William Heiligbrodt resigned from the Board. Mr. Heiligbrodt, age 72, served as the Vice Chairman of the Board, Executive Vice President and Secretary of the Company since September 2011 and served as a non-employee director of the Company from February 2009 to September 2011. Mr. Heiligbrodt will continue to serve as the Executive Vice President and Secretary of the Company.
Our Board believes that each of our directors is highly qualified to serve as a member of our Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of our Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are relevant positions with reputable organizations. Our Board believes that through their varying backgrounds, our directors bring a wealth of experiences and new ideas to our Board.
Described below are the principal occupations, positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that they should serve on our Board. There are no family relationships among any of our directors or executive officers.
David J. DeCarlo became our President and Vice Chairman of the Board of Directors on March 3, 2014. From May 2011 to March 3, 2014, Mr. DeCarlo was an independent director of the Company. He has had more than 24 years of experience in the deathcare industry, having served as an executive officer in various roles for Matthews International Corporation (“Matthews”), a leading worldwide supplier of deathcare products, including serving as President of the Bronze Division and

Group President of the Memorialization Group. Mr. DeCarlo also served as a director of Matthews for 22 years. He retired from Matthews as Vice Chairman of the Board of Directors in 2008. Before joining Matthews in 1985, Mr. DeCarlo held diverse management and executive roles in finance, manufacturing, operations, sales, marketing and management and information systems at several Fortune 500 companies. Mr. DeCarlo has an MBA in Finance, a Masters of Arts in Economics and Statistics, and a Ph.D. in Applied Economics and Finance (all but dissertation) from the Wharton School of Finance and University of Pennsylvania, as well as a Bachelor of Science degree in Industrial Management from West Virginia University. Mr. DeCarlo was selected to serve on our Board as a result of his long history in the deathcare industry and experience in a multitude of executive roles in other industries, which makes him highly qualified to be a member of our Board.
Donald D. Patteson, Jr. was elected to our Board in August 2011. He is the founder and Chairman of the Board of Directors of Sovereign Business Forms, Inc. (“Sovereign”), a consolidator in the wholesale manufacturing of custom business forms and related products segment of the printing industry. Prior to founding Sovereign in August 1996, he served as Managing Director of Sovereign Capital Partners, an investment firm specializing in leveraged buyouts. Mr. Patteson also previously served as President and Chief Executive Officer of WBC Holdings, Inc., a consolidator in the rent-to-own industry, and was President and Chief Executive Officer of Temple Marine Drilling, Inc./R.C. Chapman Drilling Co., Inc., a consolidation and workout subsidiary of GE Capital in the drilling industry. He was President, Chief Executive Officer and Director of Temple Drilling and held various other executive and financial management positions in the offshore drilling industry. Mr. Patteson began his business career with Arthur Andersen’s management consulting practice. Mr. Patteson currently serves on the Board of Directors of Rosetta Resources, Inc. as a member of the Audit Committee and a member of the Compensation Committee. Mr. Patteson was selected to serve on our Board based on his experience with executive and financial management roles as well as his experience in the consolidation industry.
Melvin C. Payne, a management founder of Carriage, has been our Chairman of the Board and Chief Executive Officer since December 1996. Mr. Payne has been a director and Chief Executive Officer of Carriage since our inception in 1991. Prior to co-founding Carriage, Mr. Payne spent 10 years in the private company turnaround business involving numerous industries. Prior to his turnaround career, Mr. Payne worked 10 years in the corporate lending business, initially with Prudential Insurance Company and later with Texas Commerce Bank in Houston. Mr. Payne was selected to serve on our Board because he is our Chief Executive Officer and our founder and has proven management skills. Mr. Payne’s diverse industry and financial experience coupled with his personal leadership and founder’s vision for Carriage makes him highly qualified to serve as Chairman of the Board.
Richard W. Scott was elected to our Board in 2009. Mr. Scott is a seasoned financial services executive with over 30 years of capital markets experience. Since January 2009, he has served as the Senior Vice President and Chief Investment Officer of Loews Corporation, a diversified holdings company, and from 2001 to 2008 he was a senior executive in Insurance Portfolio Management with AIG Investments, a global company engaged in asset management, including service as the Chief Investment Officer–Insurance Operations. His career has included extensive executive and professional responsibility for all aspects of fixed income and insurance portfolio management on both domestic and global platforms, as well as extensive experience as a mergers and acquisitions and capital markets attorney. Mr. Scott brings multidimensional experience to Carriage. He was selected to serve on our Board because of his extensive experience in merger and acquisition transaction analysis, investment management, capital markets strategy and financial performance measurement, all of which provide valuable insight to Carriage.
Barry K. Fingerhut was elected to our Board in March 2012. Mr. Fingerhut has been the Chief Executive Officer and majority equity owner of Certification Partners, LLC, a developer and global distributor of IT certification programs, since the fall of 2010. Prior to 2010, he focused much of his career on investing in small capitalization companies in the for-profit education and training, publishing, media, consumer services, hydrocarbon, investment and financial services industries. He served as President of GeoCapital, LLC from 1981 to 2004, following two years at First Manhattan Co. and four years as a Limited Partner, then as General Partner of Weiss, Peck & Greer. In 1992, he co-founded Wheatley Partners, a venture capital partnership, specializing in investments in new technologies and services. In 2004, he formed Fingerhut Management, a family and friends investment office in New York City. In 2009, he co-founded The Caregiver Institute, LLC, formed to address the enormous challenges of aiding the work of home caregivers in the United States. Mr. Fingerhut also served on our Board for the period from 1995 through 1999. Mr. Fingerhut was selected to serve on our Board due to his past experience with Carriage and his extensive investment knowledge. Our Board believes that this experience and knowledge makes him a highly qualified member of our Board.

PROPOSAL NO. 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
At our 2013 Annual Meeting of Stockholders, which was held on May 22, 2013, our stockholders expressed their approval of our named executive officer compensation programs with 95% of all votes cast being in favor of approval of such programs. Our Compensation Committee and our Board were very appreciative of the positive vote. The strong stockholder support has reaffirmed our Compensation Committee’s approach to executive compensation philosophy and programs. Accordingly, for 2014, our Compensation Committee has continued to administer similar reward programs and to demonstrate the same consistent pay philosophies that have been in place historically.
Our Compensation Committee and Board have determined to give stockholders the opportunity to approve, on an advisory basis, our named executive officer compensation on an annual basis. As such, the next such vote will occur in 2015.
As described in “Compensation Discussion and Analysis,” our Compensation Committee has structured our named executive officer compensation programs to achieve the following key objectives:

•	Pay competitive levels of salary and total compensation;

•	Reward management for our strong performance and successful execution of our strategic operating models; and

•	Align incentives with the long-term interests of our stockholders.
We urge our stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our named executive officer compensation policies and programs operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing under “Executive Compensation,” which provide detailed information on the compensation of our Named Executive Officers. Our Compensation Committee believes that the policies and programs articulated in the “Compensation Discussion and Analysis” section are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to our recent and long-term success.
Accordingly, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Carriage’s Named Executive Officers, as disclosed in the Proxy Statement for the 2014 Annual Meeting of Stockholders of Carriage pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including, but not limited to, the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables, notes and narrative).”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. This vote is advisory, and therefore not binding on us, our Board or our Compensation Committee. Although the resolution is non-binding, our Board and our Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the advisory vote on named executive officer compensation when making future compensation decisions.
Our Board unanimously recommends that you vote “FOR” the advisory vote to approve named executive officer compensation, as disclosed in this Proxy Statement.

PROPOSAL NO. 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee of the Company recently conducted a competitive process to select an audit firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The Company invited a number of firms to submit proposals, including KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm at that time. As a result of this process and after careful deliberation, on March 19, 2014, the Audit Committee approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, effective immediately, and thereby approved the dismissal of KPMG from that role.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended December 31, 2013 and 2012, and the subsequent interim period through March 19, 2014, there were no (i) “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter thereof in its reports for such fiscal years and interim period, or (ii) “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).
The Company furnished a copy of the above disclosures to KPMG and requested that KPMG provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 19, 2014.
During the fiscal years ended December 31, 2013 and 2012, and the subsequent interim period through March 19, 2014, neither the Company nor anyone on its behalf consulted with Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K); or a “reportable event” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).
Representatives of Grant Thornton are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders. KPMG is not expected to be present at the annual meeting.
Although ratification is not required by Delaware law, our bylaws or otherwise, our Board is submitting our Audit Committee’s appointment of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, our Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders. If the appointment of Grant Thornton is not ratified, our Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.
Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Audit and Other Fees
Fees billed to us by KPMG during 2013 and 2012 were as follows:

	Year Ended December 31,
	2013	2012
Audit fees	$962,500	$898,200
Audit-related fees(1)	80,974	$10,782
Tax fees	—	—
All other fees	—	—
Total	$1,043,474	$908,982

(1)
During 2013, services were performed by KPMG in relation to a potential debt offering as well as a Form S-8, which was not filed. During 2012, services were performed by KPMG in relation to a proposed accounting policy change.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
As part of its duties, our Audit Committee is required to annually pre-approve audit and non-audit services performed by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the audit firm’s independence. If a type of service to be provided by the independent registered public accounting firm has not received pre-approval during this annual process, it will require specific pre-approval by our Audit Committee. Our Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors. All audit fees and audit-related fees for 2013 and 2012 were pre-approved by our Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee (the “Audit Committee”) of the Board of Directors of Carriage Services, Inc. (“Carriage”) has reviewed and discussed the audited financial statements of Carriage for the fiscal year ended December 31, 2013 with Carriage management. The Audit Committee has discussed with KPMG LLP, Carriage's independent registered public accounting firm for the fiscal year ended December 31, 2013, the matters required to be discussed by Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.
Based on the Audit Committee's review and discussions with management and KPMG LLP referred to above, the Audit Committee recommended to the Board of Directors of Carriage that the audited consolidated financial statements be included in Carriage's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.
Audit Committee
Donald D. Patteson, Jr., Chairman
David J. DeCarlo, member through March 3, 2014
Barry K. Fingerhut
Richard W. Scott

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
Stock Ownership of Management
The following table sets forth, as of March 26, 2014, the number of shares beneficially owned and the percentage of the Common Stock held by: (1) each of our directors and director nominees, (2) our Principal Executive Officer and Principal Financial Officer, (3) our other executive officers named in the Summary Compensation Table set forth under “Executive Compensation,” and (4) all our current executive officers and directors as a group. Under the rules of the SEC, on any day, a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within 60 days of such date through the exercise of currently available conversion rights or options. Except as otherwise stated in the notes to the table, each person named in the table below has sole voting and investment power with respect to the shares indicated.

Beneficial Owner	Common Stock	Stock Options(1)	Number of Shares Beneficially Owned	Percent of Common Stock
Melvin C. Payne(2)(3)	1,501,207	95,952	1,597,159	8.6%
L. William Heiligbrodt(4)(5)	346,541	33,333	379,874	2.1%
George J. Klug(6)	161,853	64,238	226,091	1.2%
David J. DeCarlo(7)	175,013	—	175,013	*
Shawn R. Phillips	57,720	60,645	118,365	*
Richard W. Scott(8)	101,581	—	101,581	*
Mark R. Bruce	34,000	62,968	96,968	*
Donald D. Patteson, Jr.	39,362	—	39,362	*
Paul D. Elliott	18,660	10,000	28,660	*
Barry K. Fingerhut	7,616	—	7,616	*
All current directors and executive officers as a group (10 persons)	2,443,553	327,136	2,770,689	15.0%

*	Indicates less than 1%.

(1)
The ownership of stock options shown in the table includes shares which may be acquired within 60 days upon the exercise of outstanding stock options granted under our stock option plans. For unexercisable stock options, see “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” in this Proxy Statement.

(2)	Mr. Payne’s holdings include 70,000 shares of Common Stock held by Mr. Payne’s minor daughter and 3,518 shares of Common Stock held by Mr. Payne’s spouse.

(3)	Mr. Payne has pledged 810,909 shares of his common stock pursuant to a margin account which was opened in October 2012.

(4)	Mr. Heiligbrodt’s holdings include 94,627 shares of Common Stock held by the Agent for Corinne C. Heiligbrodt Separate Property.

(5)	Mr. Heiligbrodt has pledged 154,389 shares of his common stock pursuant to a margin account which was opened in June 27, 2013.

(6)	Mr. Klug retired effective August 9, 2013.

(7)	Mr. DeCarlo's holdings include 60,329 shares of Common Stock held by the Peggy J. DeCarlo 2012 Irrevocable Trust.

(8)	Mr. Scott’s holdings include 1,000 shares of Common Stock held by Mr. Scott’s minor daughter and son.

Stock Ownership of Certain Beneficial Owners
As of April 8, 2014, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding Common Stock, determined in accordance with Rule 13d-3 of the Exchange Act, other than directors and executive officers whose beneficial ownership is described in the above table.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock
Zazove Associates, LLC(1) 1001 Tahoe Blvd. Incline Village, NV 89451	2,665,660	12.6%
Keeley Asset Management Corp(2) 111 West Jackson, Suite 810 Chicago, IL 60604	1,878,216	10.2%
FMR LLC(3) 82 Devonshire Street Boston, MA 02109	1,695,626	9.2%
Dimensional Fund Advisors LP(4) Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746	1,504,021	8.1%
Renaissance Technologies, LLC.(5) 800 Third Avenue New York, New York 10022	1,097,100	5.9%
BlackRock, Inc.(6) 40 East 52nd Street New York, New York 10022	962,168	5.2%

(1)
Based solely on Schedule 13G/A filed with the SEC on January 9, 2014. Zazove Associates, LLC, Zazove Associates, Inc. and Gene T. Pretti have sole voting and dispositive power as to 2,665,660 shares, of which 2,610,614 shares are issuable upon the conversion of Carriage Services Capital Trust Preferred Securities. These Carriage Services Capital Trust Preferred Securities were redeemed as of March 13, 2014.

(2)	Based solely on Schedule 13G filed with the SEC on April 4, 2014. Keeley Asset Management Corp. has sole voting power as to 1,801,726 shares and sole dispositive power as to 1,878,216 shares.

(3)	Based solely on Schedule 13G/A filed with the SEC on February 14, 2014. FMR LLC has sole voting power as to 325,832 shares and sole dispositive power as to 1,695,626 shares.

(4)	Based solely on Schedule 13G/A filed with the SEC on February 10, 2014. Dimensional Fund Advisors LP has sole voting power as to 1,469,263 shares and sole dispositive power as to 1,504,021 shares.

(5)	Based solely on Schedule 13G filed with the SEC on February 13, 2014. Renaissance Technologies, LLC has sole voting power as to 1,061,400 shares and sole dispositive power as to 1,097,100 shares.

(6)	Based solely on Schedule 13G/A filed with the SEC on January 28, 2014. BlackRock, Inc. has sole voting power as to 946,062 shares and sole dispositive power as to 962,168 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports of ownership and changes in ownership of Common Stock and other of our equity securities on Forms 3, 4 and 5. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.
To our knowledge, based solely on our review of the copies of such reports furnished to us or written representations from reporting persons, we believe that all filings required to made under Section 16(a) of the Exchange Act were timely made for the fiscal year ended December 31, 2013, except for the following: Mr. Klug's Form 4 for common shares withheld to cover taxes associated with the accelerated vesting of shares of restricted stock on August 9, 2013 was filed on August 21, 2013.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	766,459	$13.03	680,411
Equity compensation plans not approved by security holders	—	—	—
Total	766,459	$13.03	680,411
EXECUTIVE MANAGEMENT
The following table sets forth the name, age and title of our executive officers as of the date of this Proxy Statement. Our executive officers serve at the discretion of our Board. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

Name	Age	Title
Melvin C. Payne	71	Chairman of the Board, Chief Executive Officer and Director
David J. DeCarlo	68	President and Vice Chairman of the Board
L. William Heiligbrodt	72	Executive Vice President and Secretary
Mark R. Bruce	47	Regional Partner - East
Paul D. Elliott	52	Regional Partner - West
Shawn R. Phillips	50	Regional Partner - Central
The biographical information for Messrs. Payne and DeCarlo is located under “Proposal No. 1: Election of Directors.”
L. William Heiligbrodt has been our Executive Vice President and Secretary since March 2014. From September 2011 to March 3, 2014, Mr. Heiligbrodt was our Vice Chairman, Executive Vice President and Secretary of the Board. Mr. Heiligbrodt was an independent director of Carriage from February 2009 to September 2011. From February 2003 until his appointment on our Board, Mr. Heiligbrodt was a private investor and managing partner in a family business. From February 1999 to February 2003, he served as a consultant to Service Corporation International (“SCI”), a funeral services corporation. Mr. Heiligbrodt was the President and Chief Operating Officer of SCI until February 1999, and, prior to holding such positions, served in various management positions with SCI beginning in February 1990. Prior to joining SCI, Mr. Heiligbrodt served as President of Provident Services, Inc. from March 1988 to February 1990. Prior to that, he served for five years as Vice Chairman and Chief Executive Officer of WEDGE Group Incorporated. Before WEDGE Group Incorporated, Mr. Heiligbrodt served as Chairman of Texas Commerce Bank, Houston and Vice Chairman of Texas Commerce Bancshares, Inc. and as a director of both companies.
Mark R. Bruce has been with Carriage since May 2005 and has served as our Regional Partner-East since November 2010. Prior to his appointment as Regional Partner-East, Mr. Bruce served as our Director of Sales Support, Director of Support, Director of Training and Development and Regional Partner-Central. Prior to joining Carriage, Mr. Bruce served for 12 years in various sales and operational leadership roles with other public funeral and cemetery service companies. Mr. Bruce has a BA in International Studies from The American University and an MBA from Northern Illinois University.
Paul D. Elliott joined Carriage in September 2012 as our Regional Partner-West. Prior to joining Carriage, Mr. Elliott was Managing Director for SCI. From February 1995 to August 2012, Mr. Elliott held various management roles in sales, corporate and operations with SCI. From September 1984 to December 1994, Mr. Elliott was a partner in his family's funeral home in Kansas. Mr. Elliott is a graduate of the University of Kansas and the Dallas Institute of Funeral Service.

Shawn R. Phillips has been with Carriage since September 2007 and has served as our Regional Partner-Central since June 2011 and our Regional Partner-West from 2007 to 2011. Prior to joining Carriage, Mr. Phillips served from 1983 to 2007 in various leadership and operational roles with other public funeral service and cemetery companies. From 1979 to 1983, Mr. Phillips worked for an independent funeral operator. Mr. Phillips is a licensed Funeral Director and Embalmer.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information regarding the executive compensation program for our principal executive officer, our principal financial officer, our three other most highly-compensated executive officers for our last completed fiscal year and one executive officer who would have been one of our three other highly-compensated executive officers for our last completed fiscal year, but whose employment terminated in 2013. (together, our “Named Executive Officers”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion.
The following individuals were our Named Executive Officers for the fiscal year ended December 31, 2013:

Name	Position
Melvin C. Payne	Chairman of our Board and our Chief Executive Officer
L. William Heiligbrodt(1)	Vice Chairman of our Board, Executive Vice President and Secretary
Mark R. Bruce	Regional Partner - East
Paul D. Elliott	Regional Partner - West
Shawn R. Phillips	Regional Partner - Central
George J. Klug(2)	Former Senior Vice President and Chief Information Officer

(1)
On March 3, 2014, L. William Heiligbrodt resigned from the Board. Mr. Heiligbrodt served as the Vice Chairman of the Board, Executive Vice President and Secretary of the Company since September 2011 and served as a non-employee director of the Company from February 2009 to September 2011. Mr. Heiligbrodt will continue to serve as the Executive Vice President and Secretary of the Company.

(2)	Retired effective August 9, 2013.
Our executive compensation program is designed to attract, motivate and retain talented executives so that we can produce long-term superior results and maximize long-term returns to our stockholders. Our Compensation Committee consists entirely of independent Board members and is responsible for the approval and oversight of compensation and benefit plans and employment agreements affecting executive management.
To achieve our compensation objectives, our Compensation Committee has structured our annual incentive-based cash and long-term non-cash executive compensation programs to motivate our executive officers to achieve the business goals set by us and reward those executives for achieving such goals.
Executive Summary
2013 Performance
Our fiscal year 2013 financial and operational results were outstanding, as we achieved record performance in terms of both revenue and adjusted earnings per share. Our record performance was driven by substantially higher revenue growth and margin expansion in each of our four major profit segments relative to our fiscal year 2012 performance. Highlights of our financial performance are shown below:

Measure	2013 Result	Change Versus FY 2012
Total Revenue	$214.0 million	7.3%
Adjusted Basic EPS(1)	$1.00/share	23.5%
GAAP Diluted EPS	$0.82/share	41.4%

(1)
Adjusted Basic EPS is a non-GAAP financial measures that management believes is an important measure for understanding the Company's overall operational and financial results. For a reconciliation of Adjusted BasicEPS to the GAAP measure of Diluted EPS from continuing operations, see “Executive Compensation - Annual Cash Incentive Bonuses.”

On November 4, 2011, twenty years after Carriage was founded, we finalized a major Board and Executive Management reorganization, which we refer to as our Good To Great Transition Date, then launched a five year Good To Great Journey to take Carriage from a "Good" deathcare and consolidation company in 2012 to one considered "Great" by the end of 2016, using equity market valuation as a benchmark. We assigned 2012 the theme of Carriage Services 2012 - A NEW BEGINNING!, and challenged and empowered our entire field and home office support teams "to own" the five year Good To Great Journey with broadly higher and sustainable operating and financial performance. We assigned 2013 the theme of Carriage Services 2013 - Raising the Standard - ALL IN!  Our record 2013 performance was the result of strong performance and higher sustainable earning power:

•	Achieved $1.02 per share in Non-GAAP Adjusted EPS ($1.00 Basic plus $0.02 from divested operations).

•	We closed one transaction in November 2013 but recently announced our agreement with SCI to acquire six businesses in two new strategic markets: New Orleans and Washington, D.C.

•
Total Shareholder Return for Carriage was up 902.1% for the five years ended December 31, 2013 while the Russell 3000 Index was up 135.6% over the same time period. Moreover, approximately 80% of Carriage's Total Shareholder Return over the last five plus years has been realized since we launched our Good To Great Journey on January 1, 2012, as our stock price increased 249% from $5.60 per share on December 31, 2011 to $19.53 per share on December 31, 2013.

Alignment of Company Performance and Executive Pay
To achieve our compensation objectives, our Compensation Committee has structured our annual incentive-based cash and long-term equity compensation programs to motivate our executive officers to achieve the business goals recommended by management and approved by the Board and to reward our executive officers for achieving such goals.
Over the past several years the growth in the Company's total shareholder return ("TSR") has aligned with or exceeded the changes in our CEO's compensation, as shown in the following graph:

Mr. Payne's Compensation vs. TSR
Mr. Payne's Reported Compensation
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
TSR ar Fiscal Year-End ($)
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
2010
2011
2012
2013
Reported Pay ($)
TSR at FY End ($)

As the graph displays, $100 invested in our Common Stock on December 31, 2010 grew to $416 by the end of fiscal year end 2013.

Executive Compensation Practices
Our executive compensation program is designed to attract, motivate and retain talented executives so that we can produce long-term superior results and maximize long-term returns to our stockholders. Overall, we believe our executive compensation programs support our short- and long-term business objectives and align our executive pay with Company performance.
Our Compensation Committee consists entirely of independent Board members and is responsible for the approval and oversight of compensation and benefit plans and employment agreements affecting Carriage's executive officers.
Compensation Program Objectives
We compete for executive talent in a highly competitive industry. We believe that our executive compensation program, which is a key component in our ability to attract and retain talented, qualified executives, should be designed to provide a meaningful level of total compensation that is aligned with organizational and individual performance.
The principal objectives of our executive compensation program are to:

•	pay competitive levels of salary and total compensation;

•	reward Named Executive Officers for our strong performance and successful execution of our strategic operating models; and

•	align incentives with the long-term interests of our stockholders.
Executive Compensation Philosophy and Elements of Compensation
Best Practices
What We Do

•	Pay for Performance Philosophy: A significant portion of executive compensation is performance-based and is tied to our financial performance and/or the performance of our stock price.

•
Mitigation of Undue Risk: Our compensation plans have provisions to mitigate undue risk, including caps on the maximum level of payouts and Board and management processes to identify risk. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

•
Regular Review of Share Utilization: We regularly evaluate share utilization levels by reviewing overhang levels and run rates to ensure the dilutive impact of stock-based compensation remains at appropriate levels.

What We Don't Do

•	No Excise Tax Gross-Ups Upon Change in Control.

•	No Excessive Executive Perquisites: We provide only standard benefits and nominal perquisites that are consistent with or below competitive practices.

•	No Repricing of Underwater Stock Options; No Grants Below 100% of Fair Market Value.

•	No Inclusion of Long-term Incentive Awards in Cash Severance Calculations.
Executive Compensation Philosophy
In 2013, the Compensation Committee continued to implement our executive compensation philosophy (the “Philosophy”), which was developed to formalize the strategy behind our executive compensation practices and to serve as an ongoing reference point for executive compensation decisions. The Philosophy specifies compensation elements, defines the purpose of each element and expresses the target positioning of compensation levels that we desire to achieve over time.
Each year we consider our executive compensation in light of the Philosophy and the fact that we compete for executive talent in a highly competitive industry. We believe that our executive compensation program, which is a key component in our ability to attract and retain talented, qualified executives, should be designed to provide a market-competitive and meaningful level of total compensation that is aligned with organizational and individual performance. The Philosophy is summarized in the table below and has been developed based on the following guiding principles.

•	to create a clear link between pay and our annual and long-term performance;

•	to attract, retain and motivate exceptional talent to drive our revenue, growth, profitability, and total stockholder return;

•	to focus executives on a common set of critical corporate-wide business objectives;

•	to provide competitive pay opportunities; and

•	to align executive interests with those of our stockholders.

Pay Element	Purpose	Target Positioning to Market
Base Salary	Provide competitive base pay to hire and retain key talent with the desired leadership qualities.	Market median
Short-Term Incentives	Provide market competitive award opportunities that will motivate our executives to achieve and exceed corporate financial goals that support our overall strategy.	Market median for target company performance level adjusted for individual responsibilities
Long-Term Incentives	Provide market competitive award opportunities that will align executive interests with our stockholders and allow executives to build share ownership.	Market median for target company performance level
Ownership Guidelines	Encourage long-term ownership of company stock and alignment of executive interests with our stockholders.	Mirror typical market practices
Peer Group Companies and Benchmarking
Our Compensation Committee, with the assistance of compensation consultants, developed a peer group consisting of 14 companies across the broader services industries to reflect a holistic view of our markets and services in which we operate. The peer group is periodically adjusted to reflect certain members being acquired, ceasing operations or otherwise ceasing to operate as a public company. The peer group is used as one component in evaluating the competitiveness of the compensation levels of certain of our Named Executive Officers (which, in 2013, were Messrs. Payne and Heiligbrodt).

Almost Family, Inc.	Hillenbrand, Inc.
Assisted Living Concepts, Inc.	Mac-Gray Corporation
Capital Senior Living Corporation	Stewart Enterprises
CPI Corporation	Stonemor Partners, LP.
Diversicare Healthcare Services, Inc.	Sunlink Health Systems, Inc.
Ensign Group, Inc.	Town Sports International Holdings
Healthcare Services Group	US Physical Therapy, Inc.
In addition to reviewing compensation data for the peer group detailed above, our Compensation Committee also reviews compensation data from published compensation surveys of other similarly-sized organizations across the general industry. It is the Committee's desire to not only analyze compensation trends within our industry, but more broadly as well.
It has been our practice to review market compensation data annually and to combine the results of the market analysis with our review of the roles and responsibilities of each of our executive positions in order to determine the appropriate pay levels for each Named Executive Officer of the company. We frequently review, revise and amend our compensation policies, practices and programs to ensure they remain both appropriate and responsive to our business needs.
The compensation decisions for Messrs. Bruce, Phillips and Elliott were made taking into account the Philosophy, and using broader market survey data as appropriate but without a direct comparison against the peer group set forth above.

Elements of the 2013 Compensation Program
Our executive compensation program consists of the following basic elements:

•	Base salaries;

•	Annual cash incentive bonuses;

•	Long-term, share-based incentives; and

•	Other benefits.
Allocation of compensation among these elements is designed to provide the appropriate mix of short-term incentives and long-term incentives, and cash and equity-based compensation. The pay mix for Mr. Payne's 2013 reported compensation is shown below:
Base Salaries
The base salary for each of our executive officers is determined on an individual basis, taking into account such factors as the duties, experience and levels of responsibility of the executive as well as the compensation levels within companies in the peer group for Messrs. Payne and Heiligbrodt. Base salaries for our Named Executive Officers, are evaluated annually and adjustments are approved by our Compensation Committee based on its evaluation of individual performance and the market.
Our Compensation Committee made the following changes to the base salaries of our Named Executive Officers during 2013: an increase from $575,000 to $625,025 for Mr. Payne, an increase from $500,000 to $543,500 for Mr. Heiligbrodt, an increase from $240,000 to $260,000 for Mr. Bruce, an increase from $230,000 to $240,000 for Mr. Phillips and an increase from $240,000 to $250,000 for Mr. Elliott.
Annual Cash Incentive Bonuses
The annual cash bonus for Messrs. Payne and Heiligbrodt is generally based upon achievement of specific performance targets, with our Board and our Compensation Committee retaining discretion to increase or decrease the payout.  For such individuals, the 2013 annual cash bonus was considered based upon attainment of the objective and quantitative goal of earnings per share from continuing operations (“EPS”), with such adjustments as described below (“Adjusted EPS”).  Adjusted EPS is a non-GAAP financial measure that is calculated by adjusting EPS to exclude special items, including withdrawable trust income, acquisition expenses, severance costs and other non-recurring expenses. For 2013, the Board reviewed Basic EPS from continuing operations to eliminate the diluted effect of the convertible junior subordinated debt.
EPS is used as a supplemental financial measurement by management and investors to compare our current financial performance with our previous results and with the performance of other deathcare companies. The adjustment of special items in Adjusted EPS allows management to focus on the evaluation of operating performance as it primarily relates to our operating expenses. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

We are providing below a reconciliation of EPS (a GAAP measure) to Adjusted EPS (a non-GAAP measure):

December 31, 2013
Basic EPS from continuing operations	$0.83
Effect of special items	$0.17
Adjusted Basic EPS from continuing operations	$1.00
EPS from discontinued operations (earnings only)	$0.02
Total adjusted EPS	$1.02
Messrs. Payne and Heiligbrodt did not receive bonuses for 2013 per the discretion and approval of the Compensation Committee.  Messrs. Payne and Heiligbrodt recommended that due to the acceleration of the performance-based stock awards (as discussed herein this section under “Performance-based Stock Awards”) and therefore, the resulting cash out payment, no ordinary cash bonus would be appropriate for 2013. The cash out payment occurred approximately a year and a half into a five year plan themed Good To Great to reward certain employees and directors for their contribution toward transforming Carriage into a high performance culture company while making a five year journey from Good To Great, using equity market valuation as a benchmark. As such, Mr. Payne and the Compensation Committee believed that the more rapid increase in the value of the Company's shares, which wasn't anticipated at the time the PBS Awards were granted, and the early payouts of such awards, provided adequate compensation in light of the Company's 2013 strong performance.
Moreover, Mr. Payne felt that as the co-founder and largest individual shareholder of Carriage with almost 1.6 million shares, equal to 8.6% of Carriage's common stock ownership, the substantial increase in his net worth because of the rapid share price increase over the last two years was much more relevant and personally meaningful than an annual performance bonus for a 4E Leader who mentors and coaches by example an "ownership mindset" in all other leaders and employees across Carriage.
For Messrs. Bruce, Elliott and Phillips, the 2013 cash incentive bonus was determined by their respective supervisors on a qualitative and quantitative basis based upon individual and company-wide financial and operational performance results during 2013.
The table below sets forth the 2013 base salary for each of our Named Executive Officers, the threshold, target and maximum and actual incentive bonus payments for each of Messrs. Payne and Heiligbrodt during 2013 and the 2013 bonus payout for each of our other Named Executive Officers.

2013 Annual Cash Incentive Bonuses

Earnings per share achievement		$0.89	$1.01	$1.13
Named Executive Officers	Annual Base Salary	Threshold(1)	Target(1)	Maximum(1)		Individual 2013 Bonus
Melvin C. Payne	$625,025	$281,261	$562,523	$1,000,000	$	—(2)
L. William Heiligbrodt	$543,500	$217,400	$434,800	$869,600	$	—(2)
George J. Klug(4)	$240,000	n/a	n/a	n/a		$—
Mark R. Bruce	$260,000	n/a	n/a	n/a		$104,000(3)
Paul D. Elliott	$250,000	n/a	n/a	n/a		$75,000(3)
Shawn R. Phillips	$240,000	n/a	n/a	n/a		$60,000(3)

(1)
Refer to "Employment Agreements" section within the Compensation Discussion and Analysis above for respective percentages of base salary payable to Mr. Payne and Mr. Heiligbrodt under their Employment Agreements at threshold, target and maximum performance levels. Maximum is subject to a maximum payout of $1,000,000 pursuant to the terms of our Second Amended and Restated 2006 Long-Term Incentive Plan.

(2)	Messrs. Payne and Heiligbrodt did not receive cash bonuses for 2013 per the discretion of the Compensation Committee.

(3)
As described above, bonus payments for Messrs. Bruce, Elliott and Phillips were based on qualitative and quantitative factors and determined by their respective supervisors based on both individual and company-wide performance for 2013.

(4)	Named Executive Officer retired effective August 9, 2013 and thus was not eligible for a 2013 annual cash incentive bonus.
Our Compensation Committee has established quantitative and qualitative performance metrics for purposes of 2014 annual cash incentive bonuses. The quantitative metrics are Adjusted EPS (weighted 40%) of $1.18 per share and Adjusted Consolidated EBITDA Margin (weighted 40%) of 26.8%.  The qualitative measures (weighted 20%) include assessments from senior leadership and executive team self-assessments of cohesion and collaboration.
Long-Term Equity-Based Incentives
Long-Term Incentive Plan
We maintain the Carriage Services, Inc. Second Amended and Restated 2006 Long-Term Incentive Plan (the “2006 LTIP”), pursuant to which we have granted our Named Executive Officers restricted stock, stock options, cash-based performance units and performance-based stock awards.
Annual Long-Term Incentive Grants
Restricted stock and stock options are awarded by our Compensation Committee after consideration of each individual's performance toward our recent goals, as well as expected contributions to our long-term success. Outstanding restricted stock awards to our Named Executive Officers vest at either 33 1/3% or 25% annually beginning one year after the date the award is granted, as established for each grant by the Compensation Committee. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates; expected dividend yield for each year; expected termination rate; expected lives; and expected volatility. Outstanding stock options to our Named Executive Officers vest in 33 1/3% increments over a three year period and expire after five or ten years, as established for each grant by the Compensation Committee. Our Compensation Committee believes that these forms of equity ownership help align the executive's interests closely with those of our stockholders and incentivize our executives to contribute to the long-term growth and success of Carriage as a whole.
On May 22, 2013, our Named Executive Officers were granted stock options under the 2006 LTIP. The stock options vest 33 1/3% over three years on May 22, 2014, May 22, 2015 and May 22, 2016. The exercise price of the options was the closing price on May 22, 2013, which was $16.73. The option value used was $4.04. The assumptions made in the valuation of the stock option award are set forth in Note 17, Stockholder's Equity, to the Consolidated Financial Statements in our 2013 Annual Report on Form 10-K. The stock options have a ten-year term.

The following table sets forth information regarding the long-term incentive grant of stock options to our Named Executive Officers in 2013:

Name	Stock Options
Melvin C. Payne	100,000
L. William Heiligbrodt	100,000
Mark R. Bruce	30,000
Shawn R. Phillips	30,000
Paul D. Elliott	25,000
Performance-based Stock Awards
In August 2012, the Compensation Committee of our Board granted performance-based stock awards (the “PBS Awards”) pursuant to the 2006 LTIP to select employees, including our Named Executive Officers, and outside directors. No PBS awards were granted during fiscal year 2013.
The PBS Awards were intended to further align the interests of these employees, directors and Named Executive Officers with the interests of our stockholders by rewarding them for their contributions toward transforming Carriage from a “good” deathcare operating and consolidation company to a “great” high-performance service and sales company. To the extent vested, each PBS Award represented the right to receive a specified number of shares of our Common Stock, subject to the grantee's payment, with respect to each share of Common Stock subject to such PBS Award, of an amount equal to the greater of (a) the then-current market price per share of our Common Stock on the date such PBS Award was granted plus $0.50 or (b) $9.00. Each PBS Award would have vested if on or before the fifth anniversary of the applicable grant date, the closing price of our Common Stock was greater than or equal to $21.50 on any three days, whether or not consecutive, within a period of 30 consecutive calendar days, subject to the applicable grantee's continuous employment or service relationship with us through such date (the “Price Vesting Date”). However, if the Price Vesting Date occurred prior to the first anniversary of the grant date, then each PBS Award would not vest until the first anniversary of such grant date, subject to the applicable grantee's continued employment or service relationship with us through the first anniversary of the grant date.
On January 3, 2014, the Company offered its employees, directors and Named Executive Officers who held outstanding PBS Awards an opportunity to surrender their PBS Awards to the Company in exchange for cash payments equal to the product of (i) the difference between (x) $19.00 and (y) the applicable purchase price under their PBS Awards and (ii) the number of shares of the Company’s common stock subject to their PBS Awards (the “Cash Out Payments”).  All outstanding PBS Awards have been surrendered to the Company and canceled in exchange for cash out payments of approximately $16.1 million in the aggregate, or $10.00 per PBS Award ($9.54 for Mr. Elliott), of which $3.2 million was paid to our Directors. The decision by the Compensation Committee to offer the cash out payment at that time was predicated on three areas:

•	Save the Company at least $4 million in cash outlay, assuming that all awards would otherwise have become vested and been exercised. (Vesting criteria did occur effective January 16, 2014);

•	Minimize the dilutive impact resulting from the vesting of the PBS Awards; and

•	Facilitate execution of the Company's operational, growth and capital structure models in a way that maximizes the creation of shareholder value over time.
During 2014, our Named Executive Officers received the following cash payment with respect to the termination of their PBS Awards:

Name	PBS Award Size (in shares)	Cash Out Payment
Melvin C. Payne	400,000	$4,000,000
L. William Heiligbrodt	320,000	$3,200,000
Mark R. Bruce	80,000	$800,000
Shawn R. Phillips	50,000	$500,000
Paul D. Elliott	50,000	$477,000

Severance Benefits.
Each of our Named Executive Officers is party to an employment agreement with us pursuant to which he will be entitled to severance payments upon his termination without cause during the term of the agreement (or his resignation for “good reason” during the twenty-four month period following a “corporate change,” as defined in their respective employment agreements). For a further description of the severance benefits payable under these agreements, see “Executive Compensation-Potential Payments Upon Termination or Change-in-Control” below.
Other Benefits and Perquisites
We sponsor a defined contribution 401(k) plan under which we match 100% of elective deferrals with respect to the first one percent of the participant's eligible compensation and 50% with respect to the next five percent of the participant's eligible compensation. Additionally, we sponsor an employee stock purchase plan that provides the participants the ability to purchase Common Stock at the lower of the grant date fair value or the purchase date fair value with a discount of 15%. Our health and related plans include medical, dental, life and disability coverage. The benefits provided to our executive officers are offered through broad-based plans applicable to all employees. Our Chief Executive Officer is reimbursed annually for life insurance premiums of up to $25,000 and club dues, the combined cost of which totaled $36,930 in 2013. Otherwise, we provide no other perquisites to any of our Named Executive Officers.
Management’s Role in Determining Executive Compensation
Our Compensation Committee makes all final decisions regarding executive officer compensation. Mr. Payne’s role as our Chairman of the Board and Chief Executive Officer in determining executive compensation is to make recommendations on compensation decisions for those other than himself based on the individual performance of each executive officer and our overall performance. Management’s role in determining executive compensation includes:

•
developing, summarizing and presenting information and analyses to enable our Compensation Committee to execute its responsibilities, as well as addressing specific requests for information from our Compensation Committee;

•	attending our Compensation Committee’s meetings as requested in order to provide information, respond to questions and otherwise assist our Compensation Committee;

•
developing recommendations for individual executive officer bonus plans for consideration by our Compensation Committee and reporting to our Compensation Committee regarding achievement against the bonus plans; and

•	preparing stock award recommendations for our Compensation Committee’s approval.

Consultant’s Role in Determining Executive Compensation
In 2013 the Compensation Committee (the “Committee”) retained Pearl Meyer & Partners, LLC. as its executive compensation consultant. The Compensation Consultant reports directly to the Committee and the Committee may replace the Compensation Consultant or hire additional consultants at any time. A representative of the Compensation Consultant attends meetings of the Committee, as requested, and communicates with the Committee Chair between meetings; however, the Committee makes all decisions regarding the compensation of our executive officers.
The Compensation Consultant provides various executive compensation services to the Committee pursuant to a written consulting agreement with the Committee. Generally, these services include advising the Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to its performance.
During 2013, the Compensation Consultant performed the following specific services:

•	Completed a market analysis of compensation levels for our executive pay levels;

•	Assisted with the development of a potential new long-term incentive plan; and

•	Reviewed the 2013 Compensation Discussion and Analysis in the 2013 Proxy Statement.
The Committee retains sole authority to hire the Compensation Consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement.
Consideration of Previous Shareholder Advisory Vote
Our 2013 Annual Meeting of Stockholders was held on May 22, 2013. Our stockholders expressed their approval of our Named Executive Officer compensation programs with 95% of all votes cast being in favor of approval of such programs. Our Compensation Committee and our Board were very appreciative of the positive vote. The strong stockholder support has reaffirmed our Compensation Committee’s approach to executive compensation philosophy and programs. Accordingly, for 2013, our Compensation Committee has continued to administer similar reward programs and to demonstrate the same pay philosophies that have been in place historically.
Executive Compensation Policies and Practices as they relate to our Risk Management
Our Compensation Committee considers, among other things, in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. Our Compensation Committee reviews annually the principal components of executive compensation. Base salaries are reviewed annually and fixed in amount. Annual incentive pay is focused on achievement of certain specific overall financial goals and may be determined using singular or multiple performance criteria. Our Compensation Committee believes that these cash incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking. We believe that our compensation policies and practices for all employees, including non-executive officers, are reasonable and do not create any risk or adverse effect on Carriage.

Tax and Accounting Considerations
For compensation in excess of $1 million, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits our ability to take a federal income tax deduction for compensation paid to our Chief Executive Officer and the next three most highly compensated executive officers other than our principal financial officer, except for qualified performance-based compensation. While our Compensation Committee considers the deductibility of compensation when making compensation decisions, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes.
We recognize compensation expense in an amount equal to the fair value of the share-based awards over the period of vesting. Fair value is determined on the date of the grant. The fair value of options or awards containing options is determined using the Black–Scholes valuation model. The fair value of performance-based stock awards is determined using the Monte-Carlo pricing method.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Carriage Services, Inc. has reviewed and discussed Carriage Services, Inc.’s Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors of Carriage Services, Inc. that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
Compensation Committee
David J. DeCarlo, Chairman through March 3, 2014
Richard W. Scott, Chairman as of March 3, 2014
Barry K. Fingerhut
Donald D. Patteson, Jr.

April 9, 2014

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding the compensation for the fiscal years ended December 31, 2013, 2012 and 2011, with respect to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
Melvin C. Payne	2013	$625,025	$—	$—	$403,990	$—		$52,227(3)	$1,081,242
Chairman of the Board and	2012	$575,000	$—	$907,000	$—	$1,000,000		$50,924	$2,532,924
Chief Executive Officer	2011	$500,000	$—	$315,198	$109,802	$825,000(2)		$284,429	$2,034,429
L. William Heiligbrodt	2013	$543,500	$—	$—	$403,990	$—	$	—(4)	$947,490
Executive Vice President	2012	$500,000	$—	$715,600	$—	$794,363		$—	$2,009,963
and Secretary	2011	$134,600	$—	$170,725	$—	$276,250(2)		$74,000	$655,575
Mark R. Bruce	2013	$260,000	$104,000	$—	$121,197	$—	$	—(4)	$485,197
Regional Partner	2012	$240,000	$120,000	$126,400	$60,000	$—		$—	$546,400
	2011	$—	$—	$—	$—	$—		$—	$—
Shawn R. Phillips	2013	$240,000	$60,000	$—	$100,998	$—	$	—(4)	$400,998
Regional Partner	2012	$230,000	$40,000	$93,250	$51,750	$—		$—	$415,000
	2011	$—	$—	$—	$—	$—		$—	—
Paul D. Elliott	2013	$250,000	$75,000	$—	$121,197	$—		$11,117(5)	$457,314
Regional Partner	2012	$—	$—	$—	$—	$—		$—	$—
	2011	$—	$—	$—	$—	$—		$—	$—
George J. Klug(6)	2013	$140,000	$—	$125,696	$257,926	$—		$40,000	$563,622
Former Senior Vice President and	2012	$240,000	$29,789	$54,000	$54,000	$—		$—	$377,789
Chief Information Officer	2011	$240,000	$—	$73,000	$48,000	$213,000		$3,850	$577,850

(1)
Reflects the grant date fair value of the options granted in the respective fiscal year, computed in accordance with FASB ASC Topic 718. The value of the stock options granted during 2013 was $4.04 calculated using the Black–Scholes pricing method on May 22, 2013, the date of grant. The assumptions made in the valuation of these awards are set forth in Note 17, Stockholder’s Equity, to the Consolidated Financial Statements in our 2013 Annual Report on Form 10-K.

(2)	Reflects payments pursuant to performance units awarded under our Amended and Restated 2006 Long-Term Incentive Plan for the period of January 1, 2009 through December 31, 2011.

(3)
Reflects reimbursement of life insurance premiums for Mr. Payne where Carriage was not named the beneficiary totaling $25,000, reimbursement of executive physical totaling $9,780, reimbursement of club dues totaling $2,150, fringe benefits of $2,909, 401(k) matching contributions totaling $3,096 and $9,292 of dividends on unvested restricted stock.

(4)	All other compensation was less than $10,000 for the other Named Executive Officers in 2013.

(5)	Reflects fringe benefits of $6,049, 401(k) matching contributions of $4,023 and $1,045 of dividends on unvested restricted stock.

(6)
Mr. Klug retired effective August 9, 2013. The amounts disclosed under “Stock Awards” and “Option Awards” represent the incremental charge upon acceleration of his Awards and “All Other Compensation” amounts represent payments under his Separation and Consulting Agreement filed on July 31, 2013 on Form 8-K.

Grants of Plan-Based Awards in 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target ($)	Maximum ($)
Melvin C. Payne	5/22/2013	—	—	—	—	—	—	—	100,000	$16.73	$403,900
L. William Heiligbrodt	5/22/2013	—	—	—	—	—	—	—	100,000	$16.73	$403,990
Mark R. Bruce	5/22/2013	—	—	—	—	—	—	—	30,000	$16.73	$121,197
Shawn R. Phillips	5/22/2013	—	—	—	—	—	—	—	25,000	$16.73	$100,998
Paul D. Elliott	5/22/2013	—	—	—	—	—	—	—	30,000	$16.73	$121,197

(1)
These are stock options that vest over three years. Grant date fair value for the stock options is the number of options, multiplied by the option value on the grant date (calculated in accordance with FASB ASC 718), which was $4.04. The assumptions made in the valuation of these awards are set forth in Note 17, Stockholder's Equity, to the Consolidated Financial Statements in our 2013 Annual Report on Form 10-K.

Employment Agreements
On March 14, 2012, we entered into Second Amended and Restated Employment Agreements with Mr. Payne as well as a First Amended and Restated Employment Agreement with Mr. Heiligbrodt (which, in each case, replaced and superseded their existing employment agreements) for terms expiring on March 14, 2016 for Mr. Payne and Mr. Heiligbrodt (subject, in each instance, to earlier termination or extension). These agreements (together, the “2012 Employment Agreements”) will automatically be renewed on an annual basis thereafter, unless terminated by either party thereto upon 60 days written notice prior to the end of the term then in effect. Mr. Payne’s employment was subsequently amended and Mr. Heiligbrodt’s employment agreement was amended and restated during 2014. For a description of the amendment to Mr. Payne’s employment agreement and Mr. Heiligbrodt’s current employment agreement, see “Executive Compensation-Recent Events” below.

These Employment Agreements generally establish, among other things, (a) a minimum base salary, (b) target bonus payouts (expressed as a percentage of base salary), and (c) post-termination payments in certain scenarios. In addition, Messrs. Bruce, Phillips and Elliott are each party to an employment agreement which establishes, among other things, (a) a minimum base salary of $240,000 for each individual and (b) post-termination payments in certain scenarios. These Employment Agreements also provide annual incentive targets for the following Named Executive Officers:

	Target Payout (% of Base Salary)
	Threshold	Target	Maximum
Melvin C. Payne	45%	90%	180%
L. William Heiligbrodt	40%	80%	160%
For a description of the post-termination benefits provided for under these agreements and the 2012 Employment Agreements, see “Executive Compensation-Potential Payments Upon Termination or Change-in-Control” below.
Klug Separation and Consulting Agreement
In connection with his retirement effective August 9, 2013, Mr. Klug was entitled to receive, among other things, consulting fees and accelerated vesting of certain stock options and restricted shares. For a detailed description of this agreement, see “Executive Compensation-Potential Payments Upon Termination or Change-in-Control” below.
Long-Term Incentive Plan
We maintain the 2006 LTIP, pursuant to which during 2013 we granted our Named Executive Officers stock options.

Outstanding Equity Awards at Fiscal Year-End
Awards Outstanding at December 31, 2013:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- Exercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Melvin C. Payne	21,200	—	—	$4.78	5/18/2020	82,968(2)	$1,620,346	—	—
	26,518	14,901	—	$5.70	2/28/2021	—	—	—	—
	—	100,000	—	$16.73	5/22/2018	—	—	—	—
	—	—	—	—	—	—	—	400,000	$4,000,000
L. William Heiligbrodt	—	100,000	—	$16.73	5/22/2018	58,005(2)	$1,132,838	—	—
	—	—	—	—	—	—	—	320,000	$3,200,000
George J. Klug	21,036	—	—	$4.78	5/18/2020	—	—	—	—
	19,542	—	—	$5.70	2/28/2021	—	—	—	—
	23,660	—	—	$5.94	3/5/2022	—	—	—	—
Mark R. Bruce	17,530	—	—	$4.78	5/18/2020	9,307(2)	$181,766	—	—
	11,942	5,971	—	$5.70	2/28/2021	—	—	—	—
	8,763	17,526	—	$5.94	3/5/2022	—	—	—	—
	—	30,000	—	$16.73	5/22/2018	—	—	—	—
	—	—	—	—	—	—	—	80,000	$800,000
Shawn R. Phillips	19,283	—	—	$4.78	5/18/2020	8,381	$163,681	—	—
	11,942	5,971	—	$5.70	2/28/2021	—	—	—	—
	7,558	15,116	—	$5.94	3/5/2022	—	—	—	—
	—	25,000	—	$16.73	5/22/2018	—	—	—	—
	—	—	—	—	—	—	—	50,000	$500,000
Paul D.Elliott	—	30,000	—	$16.73	5/22/2018	8,000	$156,240	—	—
	—	—	—	—	—	—	$—	50000	$477,000

(1)
The unexercisable stock options expiring February 28, 2021 vest 33 1/3% on February 28, 2014, the unexercisable stock options expiring March 5, 2022 vest 33 1/3% on each March 5, 2014, and March 5, 2015, the unexercisable stock options expiring May 22, 2018 vest 33 1/3% on each May 22, 2014, May 22, 2015 and May 22, 2016.

(2)The shares of restricted stock vest on the following dates:

	Mr. Payne	Mr. Heiligbrodt	Mr. Bruce	Mr. Phillips	Mr. Elliott
2/28/2014	18,434	—	2,573	2,573	—
9/1/2014	—	7,500	—	—	—
3/5/2014	32,267	25,252	3,367	2,904	—
3/5/2015	32,267	25,253	3,367	2,904	—
8/31/2014	—	—	—	—	4,000
8/31/2015	—	—	—	—	4,000
	82,968	58,005	9,307	8,381	8,000

(3)
These are performance-based stock award grants that would have vested if on or before the fifth anniversary of the applicable grant date, the closing price of our Common Stock was greater than or equal to $21.50 on any three days, whether or not consecutive, within a period of 30 consecutive calendar days. For a more detailed description of these awards, see “Compensation Discussion and Analysis-Performance-Based Stock Award Grants.” On January 3, 2014,the Company offered its employees, directors and Named Executive Officers who held outstanding PBS Awards an opportunity to surrender their PBS Awards to the Company in exchange for cash payments equal to the product of (i) the difference between (x) $19.00 and (y) the applicable purchase price under their PBS Awards and (ii) the number of shares of the Company’s common stock subject to their PBS Awards (the “Cash Out Payments”). All outstanding PBS Awards have been surrendered to the Company and canceled. All holders of these PBS Awards surrendered their shares in exchange for cash out payments of approximately $16.1 million in the aggregate. Amounts reported in the table are estimated using a value of $10 per award ($9.54 for Mr. Elliott).

(4)
The closing price of our Common Stock on December 31, 2013 was $19.53 per share. Amounts reflected for performance-based stock awards have been adjusted to reflect the purchase price required to be paid pursuant to such awards.

Option Exercises and Stock Vested During 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Melvin C. Payne	—	—	95,716	$1,670,543
L. William Heiligbrodt	—	—	32,752	$618,440
George J. Klug	—	—	25,351	$441,247
Mark R. Bruce	—	—	9,980	$177,100
Shawn R. Phillips	—	—	12,921	$217,064
Paul D. Elliott	—	—	4,000	$70,480

(1) Includes vested shares withheld to pay taxes as follows:

	Mr. Payne		Mr. Heiligbrodt		Mr. Klug		Mr. Bruce
	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes
1/29/2013	18,750	—	—	—	4,375	—	1,250	409
2/28/2013	18,432	5,097	—	—	4,269	1,393	2,573	841
3/5/2013	32,267	13,537	25,252	6,914	3,030	802	3,367	908
5/18/2013	26,267	10,889	—	—	3,348	1,310	2,790	1,035
8/9/2013	—	—	—	—	10,329	4,241	—	—
8/31/2013	—	—	—	—	—	—	—	—
9/13/2013	—	—	7,500	3,024	—	—	—	—
Total	95,716	29,523	32,752	9,938	25,351	7,746	9,980	3,193

	Mr. Phillips		Mr. Elliott
	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes
1/29/2013	4,375	1,582	—	—
2/28/2013	2,573	836	—	—
3/5/2013	2,904	870	—	—
5/18/2013	3,069	1,356	—	—
8/9/2013	—	—	—	—
8/31/2013	—	—	4,000	1,528
9/13/2013	—	—	—	—
Total	12,921	4,644	4,000	1,528

(2) Value realized on vesting is calculated using the closing market price on the date that the shares vested.

Pension Benefits
We do not sponsor a pension plan.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
We do not sponsor any nonqualified defined contribution or other nonqualified deferred compensation plans.
Potential Payments Upon Termination or Change-in-Control
The following table sets forth the amounts that would have been payable to each of our Named Executive Officers under the scenarios for death, disability, retirement, termination without cause or good reason or a corporate change of Carriage had such scenarios occurred on December 31, 2013 or, in the case of Mr. Klug, amounts payable in connection with his actual termination of employment during 2013. This table does not include accrued vacation. Amounts reported with respect to equity-based awards are reported assuming the closing price of our Common Stock on December 31, 2013 of $19.53 per share.

Event	Melvin C. Payne	L. William Heiligbrodt	Mark R. Bruce	Shawn R. Phillips	Paul D. Elliott	George J. Klug(11)
Death, Disability or Retirement
Annual incentive award(1)	$562,523	$434,800	$104,000	$60,000	$75,000	n/a
Equity awards(2)	5,826,426	4,332,838	1,302,523	951,686	633,240	n/a
Total	$6,388,949	$4,767,638	$1,406,523	$1,011,686	$708,240
Termination without cause (without a Corporate Change)
Salary(3)	$1,812,573	$1,250,050	$390,000	$360,000	$375,000	$200,000
Benefit continuation(4)	66,997	n/a	32,856	32,181	33,498	n/a
Annual incentive award(5)	—	—	104,000	60,000	75,000	n/a
Equity awards	n/a	n/a	n/a	n/a	n/a	n/a
Total	$1,879,570	$1,250,050	$526,856	$452,181	$483,498	$200,000
Corporate Change (without termination of employment)
Equity awards(6)	$5,620,346	$4,332,838	$981,766	$663,681	$633,240	n/a
Total	$5,620,346	$4,332,838	$981,766	$663,681	$633,240
Termination without cause or for good reason in connection with a Corporate Change
Salary(7)	$3,562,643	$2,934,900	$390,000	$360,000	$375,000	n/a
Benefit continuation(8)	66,997	n/a	65,711	64,362	66,697	n/a
Annual incentive award(9)	n/a	n/a	104,000	60,000	75,000	n/a
Equity awards(10)	5,826,426	4,332,838	1,302,523	951,686	633,240	n/a
Total	$9,456,066	$7,267,738	$1,862,234	$1,436,048	$1,149,937

(1)
Reflects pro rata payment of annual bonus (determined at the target level of performance for Messrs. Payne and Heiligbrodt and at actual performance for Messrs. Bruce, Phillips and Elliott) pursuant to the terms of their employment agreements in effect on December 31, 2013. These amounts are not payable upon retirement. The amounts reflected above represent 100% of the target or actual bonus payout (as applicable) due to the assumption that such Named Executive Officer's employment terminated on the last day of the year. However, during 2013, annual bonuses for 2013 were discretionarily not paid to Messrs. Payne and Heiligbrodt and, accordingly, no executive officers would have been entitled to pro rata annual bonuses upon their termination due to death or disability on December 31, 2013.

(2)
Reflects accelerated vesting of options, shares of restricted stock and performance-based stock awards pursuant to the terms of employment agreements in effect on December 31, 2013 and related award agreements. Performance-based stock awards do not vest upon retirement. Only Mr. Payne is entitled to accelerated vesting of options upon retirement.

(3)
Amounts with respect to Messrs. Payne, Heiligbrodt, Bruce, Phillips and Elliott reflect cash severance payable under the terms of employment agreements in effect on December 31, 2013 equal to two years base salary continuation for Mr. Payne and 18 months base salary continuation for Messrs. Heiligbrodt, Bruce, Phillips and Elliott. Amounts with respect to Mr. Klug reflect post-retirement consulting fees and cash severance payable pursuant to his separation agreement.

(4)
Amounts reflect estimated cost of benefit continuation for 36 months in the case of Mr. Payne and 18 months in the case of Messrs. Bruce, Phillips and Elliott in each case, pursuant to the terms of employment agreements in effect on December 31, 2013. No amount is reflected for Mr. Heiligbrodt as he was not a participant in our medical plan as of December 31, 2013.

(5)
Amounts reflect pro rata payment of annual bonus (determined at actual performance) pursuant to the terms of employment agreements in effect on December 31, 2013. The amounts reflected above represent 100% of the actual bonus payout due to the assumption that such Named Executive Officer's employment terminated on the last day of the year.

(6)	Amounts reflect accelerated vesting of shares of restricted stock and performance-based stock awards pursuant to the terms of the respective award agreements.

(7)
Amounts reflect lump sum cash severance payable under the terms of employment agreements in effect on December 31, 2013 equal to (a) three times the sum of base salary and target annual bonus for Messsr. Payne and Heiligbrodt and (b) 1.5 times base salary for Messrs. Bruce, Phillips and Elliott.

(8)
Amounts reflect estimated cost of benefit continuation for 36 months, in each case, pursuant to the terms of employment agreements in effect on December 31, 2013. No amount is reflected for Mr. Heiligbrodt as he was not a participant in our medical plan as of December 31, 2013.

(9)	Amounts reflect payout of 100% actual bonus for the year of termination under the terms of employment agreements in effect on December 31, 2013.

(10)	Amounts reflect accelerated vesting of shares of restricted stock, performance-based stock awards and stock options pursuant to our Amended and Restated 2006 Long-Term Incentive Plan.

(11)
As Mr. Klug's employment terminated effective August 9, 2013, the amounts reflected in the table above only reflect the actual amounts payable in connection with such termination pursuant to the terms of his separation agreement.

Employment Agreements in Effect as of December 31, 2013
Mr. Payne. Pursuant to the terms of Mr. Payne’s second amended and restated employment agreement entered into on March 14, 2012, if we discharge Mr. Payne without cause during the term of the agreement, Mr. Payne will be entitled to receive (a) an amount equal to 90% of his base salary, pro rated to reflect the number of days he was employed during the year of his termination, (b) continued payment of his base salary for a period of 24 months and (c) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months (or such time Mr. Payne ceases to be eligible to elect to continue such benefits under COBRA or becomes eligible to participate in another employer’s group health plan). If, following a corporate change of Carriage, Mr. Payne voluntarily terminates his employment for good reason or he is discharged without cause, in either case, within 24 months following the corporate change, Mr. Payne will be entitled to receive (i) a lump sum payment equal to three times the sum of his base salary and target annual bonus and (ii) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months (or such time Mr. Payne ceases to be eligible to elect to continue such benefits under COBRA or becomes eligible to participate in another employer’s group health plan).
Mr. Heiligbrodt. Pursuant to the terms of Mr. Heiligbrodt’s first amended and restated employment agreement entered into on March 14, 2012, if we discharge Mr. Heiligbrodt without cause during the term of the agreement, Mr. Heiligbrodt will be entitled to receive (a) an amount equal to 80% of his base salary, pro rated to reflect the number of days he was employed during the year of his termination, (b) continued payment of his base salary for a period of 18 months and (c) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 18 months (or such time Mr. Heiligbrodt ceases to be eligible to elect to continue such benefits under COBRA or becomes eligible to participate in another employer’s group health plan). If, following a corporate change of Carriage, Mr. Heiligbrodt voluntarily terminates his employment for good reason or he is discharged without cause, in either case, within 24 months following the corporate change, Mr. Heiligbrodt will be entitled to receive (i) a lump sum payment equal to three times the sum of his base salary and target annual bonus and (ii) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months (or such time Mr. Heiligbrodt ceases to be eligible to elect to continue such benefits under COBRA or becomes eligible to participate in another employer’s group health plan).
Messrs. Bruce, Phillips and Elliott. Pursuant to the terms of the employment agreements with Messrs. Bruce and Phillips (as amended March 14, 2012), if we discharge the executive without cause during the term of the employment agreement, he will be entitled to receive (a) a pro rated bonus for the year of termination, (b) continued payment of his base salary for a period of 18 months and (c) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 18 months (or such time the executive ceases to be eligible to elect to continue such benefits under COBRA or becomes eligible to participate in another employer's group health plan). If following a corporate change of Carriage, the executive voluntarily terminates his employment for good reason or he is discharged without cause, in either case, within 24 months following the corporate change, the executive will be entitled to receive (i) a lump sum payment equal to one and a half times his base salary, (ii) a full year annual bonus and (iii) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months (or such time the executive ceases to be eligible to elect to continue such benefits under COBRA or becomes eligible to participate in another employer's group health plan).

In addition, under each Named Executive Officer's employment agreement and the related award agreements, upon the executive's termination due to death or disability, such executive would be entitled to receive (a) a pro rata amount of the annual target incentive award for the year of termination, and (b) full vesting of all stock options, performance-based stock awards and shares of restricted stock (unless otherwise provided for in the applicable plan pursuant to which the award was granted). If the executive terminated his employment due to retirement on terms approved by the board, he would be entitled to full vesting of all stock options and shares of restricted stock (unless otherwise provided for in the applicable plan pursuant to which the award was granted).
Each of the employment agreements provides that if any amounts payable under the agreement would be subject to the excise tax under Sections 280G and 4999 of the Code, such amounts will be reduced to the maximum amount that would be not be subject to such excise tax.
The employment agreements also each contain a covenant prohibiting the executive from competing with us while he is employed by us and, if his employment is terminated for any reason, then for a period of two years thereafter.
Klug Separation and Consulting Agreement
On July 31, 2013, we entered into Separation and Release Agreements with Mr. Klug pursuant to which he retired from Carriage effective as of August 9, 2013. Pursuant to this agreement, Mr. Klug received (a) a consulting fee in the amount of $10,000 per complete calendar month during the Consulting Period beginning on August 10, 2013 and ending on August 9, 2015 and (b) accelerated vesting of 100% of his outstanding unvested options and shares of restricted stock.
Recent events
We entered into a Second Amended and Restated Employment Agreement with Mr. Heiligbrodt and an Employment Agreement with Mr. DeCarlo (collectively, the “Agreements”) effective as of March 3, 2014 and, unless terminated earlier in accordance with their terms, the Agreements will continue for initial terms of four years. In addition, on each anniversary of the effective date, unless the Agreements have been terminated, the term of the Agreements will automatically be extended for an additional year unless either party provides written notice of non-renewal at least 60 days prior to such anniversary.
Pursuant to Mr. Heiligbrodt’s Second Amended and Restated Employment Agreement, he received a special one-time bonus equal to $1,000,000 in connection with the execution of the agreement and his annualized base salary was increased to $545,000. In addition, if Mr. Heiligbrodt’s employment with Carriage is terminated (a) by Carriage without cause (as defined in the agreement) or (b) as a result of his voluntary resignation following the second anniversary of the effective date after he has given Carriage six months’ prior written notice of his intent to resign, then (i) the prohibited period under the non-compete and non-solicitation covenants under Mr. Heiligbrodt’s Employment Agreement will continue for five years following such termination, (ii) all equity awards granted to Mr. Heiligbrodt that remain unvested will become immediately vested (except that, in the case of Mr. Heiligbrodt’s resignation under the circumstances described above, all restricted stock and other stock-based awards granted on or after March 3, 2014 that remain unvested will be forfeited) and (iii) Mr. Heiligbrodt and Carriage will enter into a consulting agreement in a form mutually acceptable to Mr. Heiligbrodt and Carriage that includes (1) a 24-month term commencing on the effective date of the termination of his employment with Carriage, (2) a consulting fee of $25,000 per complete calendar month during the term of the consulting agreement and (3) during the five-year period following the termination of his employment with Carriage, non-compete payments at the rate of $15,000 per calendar month and reimbursement of up to $800 per month of premiums he pays to obtain health care coverage under an individual health insurance policy. In the event of his death, Mr. Heiligbrodt’s estate will also be entitled to all payments he would have received under his consulting agreement (collectively, the “Consulting and Non-Compete Payments”) which will be paid at the same time and in the same manner as they would have been paid to Mr. Heiligbrodt. In addition, if Mr. Heiligbrodt voluntarily terminates his employment or his employment is terminated by Carriage without cause, in either case, within 24 months following a change in control (as defined in his Employment Agreement), then so long as Mr. Heiligbrodt executes (and does not revoke) a release of claims in a form acceptable to the Company, Carriage will pay Mr. Heiligbrodt (i) a lump sum payment equal to the sum of (x) three times the sum of his then-current annualized base salary and 100% of his target annual bonus for the year in which such termination occurs and (y) the Consulting and Non-Compete Payments (regardless of whether Mr. Heiligbrodt provides any consulting services to Carriage, its successor or any of their respective affiliates), and (ii) if Mr. Heiligbrodt elects to receive continued coverage under a group health plan of Carriage, Carriage will reimburse him for the premiums he pays for such coverage for a period of up to 36 months following such termination. The other terms of Mr. Heiligbrodt’s Second  Amended and Restated Employment Agreement are substantially the same as the terms of his First Amended and Restated Employment Agreement described above.

Mr. DeCarlo’s Employment Agreement provides that he will receive an annualized base salary of $545,000. In addition, Mr. DeCarlo is (1) entitled to annual discretionary bonuses based on the achievement of specified performance goals established at the beginning of the year by the Compensation Committee of the Board and (2) eligible to receive equity-based compensation awards under Carriage’s equity-based compensation plans in effect from time to time. Pursuant to Mr. DeCarlo’s Employment Agreement, in the event Carriage terminates his employment without cause (as defined in the Employment Agreement) and not due to his disability, so long as Mr. DeCarlo executes (and does not revoke) a release of claims in a form acceptable to Carriage, (a) Carriage will continue to pay Mr. DeCarlo his then-current annualized base salary for a period of 18 months following such termination and an additional pro rata portion of his base salary for the year of termination and (b) if Mr. DeCarlo elects to receive continued coverage under a group health plan of Carriage, Carriage will reimburse him for the premiums he pays for such coverage for a period of up to 18 months following such termination. In addition, Mr. DeCarlo’s Employment Agreement will provide that if he voluntarily terminates his employment or his employment is terminated by Carriage without cause, in either case, within 24 months following a change in control (as defined in the Employment Agreement), then so long as Mr. DeCarlo executes (and does not revoke) a release of claims in a form acceptable to Carriage, Carriage will pay Mr. DeCarlo (i) a lump sum payment equal to three times the sum of his then-current annualized base salary and 100% of his target annual bonus for the year in which such termination occurs, and (ii) if Mr. DeCarlo elects to receive continued coverage under a group health plan of Carriage, Carriage will reimburse him for the premiums he pays for such coverage for a period of up to 36 months following such termination. Mr. DeCarlo’s Employment Agreement also includes certain confidentiality, non-competition and non-solicitation covenants that apply during the period of his employment with the Company and for two years thereafter.

In addition, effective March 3, 2014, the Company amended the employment agreement of Mr. Payne to provide for a base salary of $625,000 and an initial four year term from the effective date of the amendment subject to automatic renewal so that the term is always between three and four years.
Long-Term Incentive Plan Awards
Pursuant to the terms of the award agreements governing outstanding restricted stock and performance-based stock awards, upon the consummation of a corporate change of Carriage, all restrictions on such restricted shares will lapse and all such performance-based stock awards will be fully vested.
In addition, pursuant to the terms of our Second Amended and Restated 2006 Long-Term Incentive Plan, except as otherwise provided in an award agreement, if a participant’s employment with us is terminated for any reason other than death, for cause, inability to perform or due to such participant’s termination of his or her employment for good reason within the one-year period following a corporate change of Carriage, then any time periods, conditions or contingencies (including vesting conditions) relating to the exercise or realization of, or lapse of restrictions under, any award will be automatically accelerated or waived so that the award may be realized in full (if no exercise of the award is required) or exercised in full (if exercise of the award is required) upon the termination of such participant’s employment.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members who served on our Compensation Committee during 2013 has at any time been an officer or employee of our company nor had any substantial business dealings with our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review and Approval of Related Party Transactions
We have established procedures to identify, review, approve, and ratify transactions with related persons and bring them to the attention of our Board for consideration. These procedures include formal written questionnaires to our directors and executive officers. Each year, we require our directors and executive officers to complete a questionnaire that requires them to identify and describe any transactions with Carriage that they or their respective related parties may have been involved in, whether or not material.
Our Corporate Governance Committee has the responsibility to review and discuss with management and approve any transactions or courses of dealing with related parties. During this process, related party transactions are disclosed to all Board members. To the extent such transactions are ongoing business relationships, the transactions are reviewed annually and such relationships will be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arm’s length. Our Corporate Governance Committee intends to approve only those related party transactions that are in the best interest of us and our stockholders. The policies and procedures for related party transactions are documented in our Code of Business Conduct and Ethics, a copy of which is available free of charge on our website at www.carriageservices.com.
Related Party Transactions
Other than as described below, since January 1, 2013, there were no reportable transactions between Carriage and related persons and there are no such currently proposed transactions. All transactions described below were reviewed and approved as required by our policies and procedures for the review and approval of related party transactions described above.
Robert Prescott, Director of Corporate Finance, who is the brother-in-law to our Chairman of the Board and Chief Executive Officer, received approximately $207,000 in total compensation during 2013.
OTHER BUSINESS
Management does not intend to bring any other business before our Annual Meeting and has not been informed that any other matters are to be presented at our Annual Meeting by others. If other matters properly come before our Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.
STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING
Pursuant to rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at our 2015 Annual Meeting of Stockholders may do so by following the procedures set forth under Rule 14a-8 of the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary at 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056 no later than December 22, 2014. However, if the date of our 2015 Annual Meeting of Stockholders is changed by more than 30 days from May 21, 2015, the deadline is a reasonable time prior to our printing and mailing of the proxy materials, which deadline will be communicated to our stockholders in our public filings.
In addition, pursuant to our bylaws, a stockholder may recommend nominees for director not for inclusion in our proxy materials by giving our Corporate Secretary a written notice not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. For our 2015 Annual Meeting of Stockholders, the deadline will be February 20, 2015, based upon this year's meeting occurring on May 21st. The notice must include the name and address of the stockholder giving notice and the number of shares of Common Stock beneficially owned by the stockholder. The notice must also include the full name, age, business address, principal occupation or employment of the nominee, the number of shares of Common Stock that the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Regulation 14A of the Exchange Act, and the nominee's written consent to the nomination and to serve, if elected. Any such nomination when submitted must be in full compliance with applicable law and our bylaws.
Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at our 2015 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before March 7, 2015 and the shareholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after March 7, 2015, and the matter nonetheless is permitted to be presented at our 2015 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

ADDITIONAL INFORMATION
Annual Report
Our Annual Report to Stockholders for the year ended December 31, 2013 (our “Annual Report”) is being mailed to all stockholders entitled to vote at our Annual Meeting. Our Annual Report does not form any part of the proxy soliciting materials.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, but not including exhibits, is also available at www.carriageservices.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, excluding exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the request of such person. Exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests should be directed to the Corporate Secretary of Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056.
Householding
We are sending only one copy of this Proxy Statement and our Annual Report to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householded mailing this year and you would like to have additional copies of this Proxy Statement and/or our Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Corporate Secretary in writing at Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, or call our Corporate Secretary at 713-332-8400. You may also contact us in the same manner if you received multiple copies of this Proxy Statement and our Annual Report and would prefer to receive a single copy in the future.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

By Order of the Board of Directors,

L. William Heiligbrodt
Executive Vice President and Secretary

Houston, Texas
April 9, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

CARRIAGE SERVICES, INC.

Lakes on Post Oak Conference Center
3050 Post Oak Blvd., 2nd Floor
Houston, Texas 77056

May 21, 2014

9:00 a.m. Central Daylight Time

Directions to attend the meeting in person may be obtained by contacting the Corporate Secretary at 713-332-8400

The Proxy Statement and 2013 Annual Report to Stockholders is available on the internet at www.carriageservices.com

↓ Please detach along perforated line and mail in the envelope provided. ↓

20233000000000001000 6 052114

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Two Class III Directors for a three-year term ending at the 2017 Annual Meeting of Stockholders.

NOMINEES:

☐ FOR ALL NOMINEES
◯ David J. DeCarlo
◯ Donald D. Patteson, Jr.

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Approve, by advisory vote, named executive officer compensation.	☐	☐	☐
3. Ratify the appointment of Grant Thornton LLP as Carriage Services, Inc.'s independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

Note: In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment(s) thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GO GREEN

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CARRIAGE SERVICES, INC.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 21, 2014

The undersigned, hereby revoking all prior proxies, hereby appoints Melvin C. Payne and L. William Heiligbrodt, and each of them, his true and lawful proxies, with full and several power of substitution, to vote all the shares of Common Stock of CARRIAGE SERVICES, INC. standing in the name of the undersigned, at the Annual Meeting of Stockholders of CARRIAGE SERVICES, INC. to be held on May 21, 2014 and at any adjournments or postponements thereof, on all matters coming before said meeting.

This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of all director nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3, and as the proxies deem advisable on all other matters that may properly come before the meeting.

(Continued and to be signed on the reverse side)

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